      As filed with the Securities and Exchange Commission on April 27, 1998
                                                   Registration No. 333-50157


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         ------------------------------


                               AMENDMENT NO. 1 TO
                                    FORM S-3



                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                         ------------------------------

                                 ALKERMES, INC.
             (Exact name of registrant as specified in its charter)


             Pennsylvania                                       23-2472830
    (State or other jurisdiction of                         (I.R.S. Employer
    incorporation or organization)                         Identification No.)


                         ------------------------------

                                64 Sidney Street
                         Cambridge, Massachusetts 02139
                                 (617) 494-0171
                   (Address, including zip code, and telephone
                          number, including area code,
                  of registrant's principal executive offices)

                    Richard F. Pops, Chief Executive Officer
                                 Alkermes, Inc.
                64 Sidney Street, Cambridge, Massachusetts 02139
                                 (617) 494-0171
                (Name, address, including zip code, and telephone
                          number, including area code,
                              of agent for service)

                         ------------------------------

                                   Copies to:

                            Morris Cheston, Jr., Esq.
                              Martha J. Hays, Esq.
                     Ballard Spahr Andrews & Ingersoll, LLP
                         1735 Market Street, 51st Floor
                        Philadelphia, Pennsylvania 19103
                                 (215) 665-8500
                         ------------------------------

        Approximate date of commencement of proposed sale to the public:
     From time to time after this Registration Statement becomes effective.

                         ------------------------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]____________________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] ____________________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

                                 ALKERMES, INC.

       2,300,000 shares of $3.25 Convertible Exchangeable Preferred Stock
             $115,000,000 6 1/2% Convertible Subordinated Debentures
                        3,881,940 shares of Common Stock

                                   -----------

     This Prospectus relates to the offering by the selling shareholders named herein (the "Selling Shareholders") of $3.25 Convertible Exchangeable Preferred Stock, par value $.01 per share (the "Preferred Stock"), of Alkermes, Inc., a Pennsylvania corporation ("Alkermes"). In addition, this Prospectus relates to the offering by the Selling Shareholders of 6 1/2% Convertible Subordinated Debentures (the "Debentures") of Alkermes in the aggregate principal amount of up to $115,000,000, issued or issuable upon exchange, at the option of Alkermes, of the Preferred Stock. Finally, this Prospectus relates to the offering by the Selling Shareholders of up to 3,881,940 shares (subject to adjustment under certain circumstances) of Alkermes's common stock, par value $.01 per share ("Common Stock" and, together with the Preferred Stock and the Debentures, the "Securities"), issued or issuable upon conversion of the Preferred Stock or upon conversion of the Debentures, if the Preferred Stock is exchanged for Debentures.

     The Preferred Stock was issued and sold in March 1998 in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), to persons reasonably believed by the managers who placed the Preferred Stock (the "Initial Purchasers") to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) (each a "QIB") or institutional accredited investors or sophisticated investors. Prior to resale pursuant to this Prospectus, certain of the Preferred Stock was eligible for trading on the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") Market. The Preferred Stock resold pursuant to this Prospectus will no longer be eligible for trading on the PORTAL Market.

     Dividends on the Preferred Stock are cumulative from the date of original issue and are payable quarterly, commencing June 1, 1998 and payable each September 1, December 1, March 1 and June 1 thereafter, at the annual rate of $3.25 per share of Preferred Stock. Prior to March 6, 2001, the Preferred Stock is not redeemable at the option of Alkermes. Thereafter the Preferred Stock is redeemable at the option of Alkermes, in whole or in part, at the declining redemption prices set forth herein, together with accrued dividends. See "Description of Preferred Stock -- Optional Redemption." The Preferred Stock has a liquidation preference of $50 per share, plus accrued and unpaid dividends.

     The Preferred Stock is exchangeable, in whole but not in part, at the option of Alkermes on any dividend payment date beginning March 1, 1999 (the "Exchange Date") for the Debentures at the rate of $50 principal amount of Debentures for each share of Preferred Stock. The Debentures, if issued, will mature on the tenth anniversary of the Exchange Date. See "Description of Preferred Stock -- Exchange Provisions." The Debentures, if issued, will contain conversion and optional redemption provisions substantially identical to those of the Preferred Stock. See "Description of Debentures."

     Holders ("Holders") of the Preferred Stock are entitled at any time, subject to prior redemption or repurchase, to convert any of the Preferred Stock or portions thereof into Common Stock, at an initial conversion rate of 1.6878 shares of Common Stock for each share of Preferred Stock, subject to certain adjustments including a Non-Stock Fundamental Charge or a Common Stock Fundamental Charge (each as defined). See "Description of Preferred Stock-Conversion Rights." The Common Stock is currently traded on The Nasdaq National Market under the symbol "ALKS." On April 13, 1998, the reported closing price of the Common Stock on The Nasdaq National Market was $22.875 per share.

     Alkermes will not receive any of the proceeds from the sale of the Securities offered hereby. The Selling Shareholders directly, through agents designated from time to time, or through brokers, dealers or underwriters to be designated, may sell the Securities from time to time on terms to be determined at the time of sale. To the extent required, the specific amount of Securities to be sold, the respective purchase price and public offering price, the names of any such agent, broker, dealer or underwriter, and any applicable commission or discount with respect to the particular offer will be set forth in a Prospectus Supplement. Alkermes has agreed to bear substantially all expenses of registration of the Securities under federal and state securities laws, other than, among other things, commissions, fees and discounts of underwriters, brokers, dealers and agents. In addition, Alkermes has agreed to indemnify the Selling Shareholders against certain liabilities. See "Plan of Distribution."

     The Selling Shareholders and any broker, dealer, agents or underwriters that participate with the Selling Shareholders in the distribution of the Securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profits on the resale of the Securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Shareholders have agreed to indemnify Alkermes against certain liabilities. See "Plan of Distribution."

                             ----------------------

     SEE "RISK FACTORS" COMMENCING ON PAGE 8 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN THE SECURITIES.

                             ----------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR
             HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                     ADEQUACY OF THIS PROSPECTUS. ANY REPRE-
                          SENTATION TO THE CONTRARY IS
                               A CRIMINAL OFFENSE.


                 The date of this Prospectus is April 27, 1998

                              AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") in Washington, D.C. a Registration Statement on Form S-3 under the Securities Act with respect to the Securities offered hereby. This Prospectus, which constitutes part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits and schedules thereto on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, and each such statement is qualified in all respects by such reference. The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements, information statements and other information with the Commission. Such reports, proxy and information statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Avenue, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates, or from the Commission's internet web site at http://www.sec.gov. The Common Stock is listed on The Nasdaq National Market and, in connection with such listing, the Company also files reports, proxy statements and other information with The Nasdaq National Market. Such reports, proxy statements and other information filed by the Company can be inspected and copied at the offices of the Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents of the Company filed with the Commission (File No. 0-15972) are incorporated herein by reference:

     (i)   Annual Report on Form 10-K for the year ended March 31, 1997;

     (ii) Quarterly Reports on Form 10-Q for the quarters ended June 30, 1997, September 30, 1997, and December 31, 1997;

     (iii) Current Reports on Form 8-K dated September 30, 1997, February 18, 1998, February 27, 1998 and April 15, 1998; and

     (iv) Item 1 of Registration Statement on Form 8-A dated June 28, 1991, as amended by Form 8-A/A dated January 17, 1997 including any amendments or reports filed for the purpose of updating such description.

     In addition, all reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the termination of the offering made hereby, shall be deemed to be incorporated by reference into this Prospectus. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Alkermes, Inc., 64 Sidney Street, Cambridge, MA 02139, Attention: Michael J. Landine, Senior Vice President and Chief Financial Officer (telephone number (617) 494-0171).

     Alkermes(R), ProLease(R), Medisorb(R) and the Alkermes logo are registered trademarks of Alkermes, Inc. RMP(TM), RMPs(TM), RMP-7(TM), Cereport(TM) and Receptor-Mediated Permeabilizers(TM) are trademarks of Alkermes, Inc.

     Intron(R) is a registered trademark of Schering Corporation, a subsidiary of Schering-Plough Corporation.

--------------------------------------------------------------------------------

                                     SUMMARY

     This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus. See "Important Factors Regarding Forward-Looking Statements."

     The following summary is qualified in its entirety by the more detailed information, including "Risk Factors," appearing elsewhere in this Prospectus or incorporated by reference herein.

                                   THE COMPANY

     Alkermes, Inc. (together with its subsidiaries, for purposes of this Summary and the Risk Factors, hereinafter referred to as "Alkermes" or the "Company") is applying the tools of biotechnology to the development of sophisticated proprietary drug delivery systems. The Company is developing product candidates based on three independent drug delivery technologies:
ProLease, which is designed to enable single injections lasting a few days to several months to be made of proteins or peptides otherwise given by more frequent injection; Cereport, which is designed to enable increased drug delivery to the brain by transiently opening the blood-brain barrier; and Medisorb, which extends Alkermes' technology for injectable sustained release and is designed for more traditional small molecule pharmaceutical compounds.

     ProLease is a proprietary technology for the stabilization and encapsulation of fragile proteins and peptides in microspheres made of common medical polymers. Several ProLease product candidates are being developed in collaboration with large pharmaceutical companies. With Genentech, Inc. ("Genentech"), Alkermes is developing a ProLease sustained-release formulation of Genentech's human growth hormone ("hGH"). In December 1996, following the completion of a feasibility agreement, Alkermes announced a collaboration with Johnson & Johnson for a ProLease formulation of an undisclosed product for the treatment of hormone-mediated disorders. In January 1998, following the completion of a feasibility agreement, Alkermes announced a collaboration with Johnson & Johnson for a ProLease formulation of erythropoietin ("EPO"). Also, in collaboration with Schering-Plough Corporation ("Schering-Plough"), Alkermes is developing a sustained-release formulation of Intron A, Schering-Plough's alpha interferon, which is approved for use in several infectious diseases and certain oncology indications.

     Cereport, Alkermes' second drug delivery system, is a novel pharmaceutical peptide based on bradykinin, a compound occurring naturally in the body and known to affect vascular permeability. Following injection, Cereport increases permeability by triggering a brief relaxation of the tight cellular junctions of the blood-brain barrier. During the time that permeability is increased, drug molecules in the bloodstream can diffuse into the brain in concentrations greater than can usually be achieved.

     To support the extensive clinical development of Cereport, Alkermes formed and transferred substantially all of its rights to its Receptor-Mediated Permeabilizer ("RMP") technology, including Cereport, to Alkermes Clinical Partners, L.P. ("Clinical Partners"). The research and development funding from Clinical Partners, which ended as of June 30, 1996, was not sufficient to complete clinical trials and obtain regulatory approval of Cereport. The Company has the right to reacquire such technology by purchasing all of the limited partnership interests. This right will terminate in the event the Company ceases funding the development of Cereport. Alkermes has used and intends to continue to use its own resources to develop Cereport. In addition, the Company has entered into an agreement with ALZA Corporation ("ALZA") pursuant to which ALZA is providing to the Company certain development funding for Cereport and has the option to acquire commercialization rights for Cereport. See "Risk Factors -- Need for Additional Funding; Uncertainty of Access to Capital" and "-- Assignment of Cereport Technology; Effect of Exercise of Clinical Partners Purchase Option."

     Medisorb, the Company's third drug delivery system, is a proprietary technology for the stabilization and encapsulation of traditional, small molecule drugs in microspheres made of common medical polymers. In May

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

1996, Alkermes announced a collaboration with Janssen Pharmaceutica International ("Janssen") for the development of a Medisorb formulation of an undisclosed Janssen proprietary product.

     Alkermes' business strategy is to develop and acquire drug delivery systems to address significant new drug delivery opportunities arising in the pharmaceutical industry. This strategy has four key elements: (i) develop and acquire broadly applicable drug delivery systems and apply them to multiple pharmaceutical products; (ii) collaborate to develop and finance product candidates; (iii) apply drug delivery systems to both approved drugs and drugs in development; and (iv) establish independent product development capabilities.

     The Company was incorporated in Pennsylvania in 1987. The Company's principal executive offices are located at 64 Sidney Street, Cambridge, MA 02139 and its telephone number is (617) 494-0171.


                                  THE OFFERING

THE COMMON STOCK


Common Stock outstanding as of April 2, 1998(1).........................................  21,072,546 shares
Common Stock to be outstanding assuming conversion of the Preferred Stock(1)(2).........  24,954,486 shares
Nasdaq National Market symbol...........................................................  ALKS

--------------
(1) Excludes as of April 2, 1998 outstanding options and awards for 2,159,598 shares of Common Stock at a weighted average exercise price of $8.22 per share and outstanding warrants to purchase 1,069,400 shares of Common Stock at a weighted average exercise price of $7.05 per share.
(2)  Assumes no adjustment to the conversion price of the Preferred Stock.



THE PREFERRED STOCK AND DEBENTURES

Securities Offered................  2,300,000 shares of $3.25 Convertible
                                    Exchangeable Preferred Stock (the "Preferred
                                    Stock"), par value $0.01 per share.

Dividends on Preferred Stock......  Cumulative from the date of original issue at the annual rate of $3.25 per share of
                                    Preferred Stock, payable quarterly out of
                                    funds legally available therefor on the
                                    first day of March, June, September and
                                    December, commencing June 1, 1998, when, as,
                                    and if declared by the Board of Directors
                                    out of funds legally available therefor. See
                                    "Description of Preferred Stock --
                                    Dividends."

Conversion Rights.................  The Preferred Stock will be convertible at the option of the holder at any time, unless
                                    previously redeemed or exchanged, into
                                    shares of Common Stock at an initial
                                    conversion rate of 1.6878 shares of Common
                                    Stock for each share of Preferred Stock
                                    (equivalent to a conversion price of
                                    approximately $29.625). The initial
                                    conversion price with respect to the
                                    Preferred Stock is subject to adjustment in
                                    certain events, including a Non-Stock
                                    Fundamental Change or a Common Stock
                                    Fundamental Change (each as defined). See
                                    "Description of Preferred Stock --
                                    Conversion Rights."

Liquidation Preference............  $50 per share of Preferred Stock, plus accrued and unpaid dividends. See
                                    "Description of Preferred Stock--
                                    Liquidation Rights."

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


Optional Redemption...............  Prior to March 6, 2001, the Preferred Stock
                                    is not redeemable at the option of the
                                    Company. Thereafter, the Preferred Stock is
                                    redeemable at the option of the Company, in
                                    whole or in part, at the declining
                                    redemption prices set forth herein, together
                                    with accrued dividends. See "Description of
                                    Preferred Stock -- Optional Redemption."

Exchange Provisions...............  The Preferred Stock is exchangeable in whole, but not in part, at the option of the
                                    Company on any dividend payment date
                                    beginning on March 1, 1999 (the "Exchange
                                    Date") for the Company's 6 1/2% Convertible
                                    Subordinated Debentures (the "Debentures")
                                    at the rate of $50 principal amount of
                                    Debentures for each share of Preferred
                                    Stock. The Debentures, if issued, will
                                    mature on the tenth anniversary of the
                                    Exchange Date. See "Description of Preferred
                                    Stock -- Exchange Provisions."

Voting Rights.....................  Except as provided by law, holders of shares of Preferred Stock will not be entitled to
                                    any voting rights, except that, among other
                                    things, holders will be entitled to vote as
                                    a separate class to elect two directors if
                                    the equivalent of six or more quarterly
                                    dividends (whether or not consecutive) on
                                    the Preferred Stock are in arrears. These
                                    voting rights will continue until such time
                                    as the dividend arrearage on the Preferred
                                    Stock has been paid in full. See
                                    "Description of Preferred Stock -- Voting
                                    Rights."

Debentures........................  The Debentures, if issued, will bear interest at a rate per annum of 6 1/2% of
                                    the principal amount thereof payable
                                    semiannually on March 1 and September 1 of
                                    each year, commencing on the first interest
                                    payment date following the date of exchange.
                                    Prior to March 6, 2001, the Debentures are
                                    not redeemable at the option of the Company.
                                    Thereafter, the Debentures are redeemable at
                                    the option of the Company, in whole or in
                                    part, at the declining redemption prices set
                                    forth herein, together with accrued
                                    interest. The Debentures are not entitled to
                                    the benefits of any mandatory sinking fund
                                    payments. At the option of the holder, the
                                    Debentures may be converted into Common
                                    Stock at the same conversion price as would
                                    have been applicable to the Preferred Stock
                                    if the Preferred Stock were outstanding. The
                                    Debentures will be subordinated to all
                                    Senior Indebtedness (as defined). The
                                    Indenture (as defined) will not limit the
                                    amount of additional indebtedness, including
                                    Senior Indebtedness, which the Company can
                                    create, incur, assume or guarantee, nor will
                                    the Indenture limit the amount of
                                    indebtedness that any subsidiary can incur.
                                    See "Description of Debentures."

Risk Factors......................  An investment in the Securities involves a high degree of risk. See "Risk Factors" on
                                    pages 8 through 18 for a discussion of
                                    certain factors that should be considered in
                                    evaluating an investment in the Securities.

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                                        6

--------------------------------------------------------------------------------


             IMPORTANT FACTORS REGARDING FORWARD-LOOKING STATEMENTS


     Some of the information presented in this Prospectus constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, the Company's business is subject to significant risks and there can be no assurance that actual results of the Company's development activities and its results of operations will not differ materially from its expectations. Factors which could cause actual results to differ from expectations include, among others (i) the Company and its collaborators could not be permitted by regulatory authorities to undertake additional clinical trials for ProLease, Cereport or Medisorb or clinical trials could be delayed; (ii) product candidates could be ineffective or unsafe during clinical trials; (iii) the Company's collaborators could elect to terminate or delay development programs; (iv) the Company could incur difficulties or set-backs in obtaining the substantial additional funding required to continue research and development programs and clinical trials; and (v) even if product candidates appear promising at an early stage of development, product candidates could fail to receive necessary regulatory approvals, could become technologically obsolete, be difficult to manufacture on a large scale, be uneconomical, fail to achieve market acceptance, be precluded from commercialization by proprietary rights of third parties or experience substantial competition in the marketplace.



--------------------------------------------------------------------------------

                                  RISK FACTORS


     This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus. See "Important Factors Regarding Forward-Looking Statements".

     In addition to the other information included or incorporated by reference in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the Securities offered hereby.

UNCERTAINTIES RELATED TO CLINICAL TRIALS

     Before obtaining regulatory approvals for the commercial sale of each of its product candidates under development, Alkermes or its collaborators must demonstrate through preclinical testing and clinical trials that the product candidate is safe and efficacious. The results from preclinical testing and early clinical trials may not be predictive of results obtained in subsequent clinical trials, and there can be no assurance that the Company's or its collaborators' clinical trials will demonstrate the safety and efficacy of any product candidates necessary to obtain regulatory approval. A number of companies in the biotechnology and pharmaceutical industries have suffered significant setbacks in advanced clinical trials, even after obtaining promising results in earlier trials. In addition, certain clinical trials are conducted with patients having the most advanced stages of disease. During the course of treatment, these patients often die or suffer other adverse medical effects for reasons that may not be related to the pharmaceutical agent being tested. Such events can adversely affect the statistical analysis of clinical trial results. For example, the Company's Cereport clinical trial results for patients with brain tumor may be adversely affected by the severity and advanced state of disease in participating patients.

     The risk and complexity of clinical trials of the Company's product candidates is increased by the use of other pharmaceuticals in combination with ProLease, Cereport, and Medisorb, the Company's drug delivery technologies. Even if such other pharmaceutical has received approval by the United States Food and Drug Administration ("FDA") or other regulatory agencies, the outcome of clinical trials is dependent upon the performance of ProLease, Cereport, or Medisorb in combination with the pharmaceutical agent.

     Moreover, drugs used with the drug delivery systems may not have been approved for the indication for which the Company is conducting clinical trials. For example, Alkermes has completed Phase II clinical trials of Cereport administered in combination with the chemotherapeutic agent carboplatin in patients with recurrent malignant glioma. Carboplatin has not been approved for the treatment of this indication. No assurance can be given that the FDA will not require additional clinical trials to demonstrate the safety and efficacy of carboplatin in the treatment of brain tumor.

     In March 1997, the Company announced that the third intravenous Phase II clinical trial, Study ALK01-017, did not meet its primary endpoint of time to tumor progression as measured by changes in tumor volume on MRI. In March 1998, Alkermes began a Phase III clinical trial of Cereport and carboplatin in newly diagnosed patients with brain tumor. There can be no assurance that any results of such Phase III clinical trial will support regulatory approval of Cereport.

     The completion of clinical trials of the Company's product candidates may be delayed by many factors and there can be no assurance that delays or terminations will not occur. One such factor is the rate of enrollment of patients, which generally varies throughout the course of a clinical trial and which depends on the size of the patient population, the number of clinical trial sites, the proximity of patients to clinical trial sites, the eligibility criteria for the trial and the existence of competitive clinical trials. Neither the Company nor its collaborators can control the rate at which patients present themselves for enrollment, and there can be no assurance that the rate of patient enrollment will be consistent with the Company's expectations or be sufficient to enable clinical trials of the

Company's product candidates to be completed in a timely manner. Any significant delays in, or termination of, clinical trials of the Company's product candidates would have a material adverse effect on the Company's business, financial condition and results of operations.

     There can be no assurance that Alkermes or its collaborators will be permitted by regulatory authorities to undertake additional clinical trials for any of its technologies, or that if such trials are conducted, any of the Company's product candidates will prove to be safe and efficacious or will receive regulatory approvals. Any delays in or termination of the Company's or its collaborator's clinical trial efforts would have a material adverse effect on the Company's business, financial condition and results of operations.

HISTORY OF LOSSES; UNCERTAINTY OF FUTURE PROFITABILITY

     Alkermes has had net operating losses since its inception in 1987, and has a substantial accumulated deficit. The Company's losses have resulted principally from costs incurred in research and development, including clinical trials, the purchase of in-process research and development, and from general and administrative costs associated with the Company's operations. These costs have exceeded the Company's revenues, which to date have been generated almost entirely from Clinical Partners, collaboration and development agreements, research grants, and interest income. Alkermes expects to incur substantial additional and increasing operating expenses over the next several years as its research and development and clinical trial activities accelerate and as manufacturing scale-up occurs. To the extent that the Company is unable to obtain third-party funding for such expenses, the Company expects that such increased expenses will result in increased losses from operations. Alkermes does not expect to generate significant revenues from the sale of products, if any, for several years. The Company's future profitability depends in part on the Company and its collaborators obtaining regulatory approval for products, entering into agreements for product development and commercialization and developing the capacity, or entering into agreements, for the manufacture, and marketing of any products. There can be no assurance that Alkermes or its collaborators will obtain required regulatory approvals, or successfully develop, commercialize, manufacture, and market product candidates or that the Company will ever achieve significant product revenues or profitability.

EARLY STAGE OF DEVELOPMENT; TECHNOLOGICAL UNCERTAINTY

     All of the Company's product candidates are in research or development. No significant revenues have been generated from product sales. In order to achieve profitability, Alkermes must successfully develop, commercialize, manufacture and market its products, either alone or in collaboration with others. Any products resulting from the Company's research and development programs may not be commercially available for several years, if at all.

     The development of new pharmaceutical products is highly uncertain and subject to a number of significant risks. Potential products that appear to be promising at early stages of development may not reach the market for a number of reasons. Such reasons include the possibilities that the potential products will be found ineffective or cause harmful side effects during preclinical testing or clinical trials, fail to receive necessary regulatory approvals, be difficult to manufacture on a large scale, be uneconomical, fail to achieve market acceptance, or be precluded from commercialization by proprietary rights of third parties.

     The Company's product candidates require significant additional research and development efforts. The Company's principal drug delivery systems, ProLease, Cereport, and Medisorb, which have not yet been proven safe and effective in humans, target unsolved drug delivery problems. No assurance can be given that any of the Company's development programs will be successfully completed, that required regulatory approvals will be obtained on a timely basis, if at all, or that any products for which approval is obtained will be commercially successful. If any of the Company's development programs is not successfully completed, required regulatory approvals are not obtained, or products for which approvals are obtained are not commercially successful, the Company's business, financial condition and results of operations would be materially adversely affected.

NEED FOR ADDITIONAL FUNDING; UNCERTAINTY OF ACCESS TO CAPITAL

     Alkermes will require substantial additional funding in order to continue its research and product development programs and preclinical testing and clinical trials of its product candidates, for operating expenses, for the pursuit of regulatory approvals for its product candidates, and for establishing manufacturing and marketing capabilities. The Company's future capital requirements will depend on many factors, including continued scientific progress in its research and development programs, the magnitude of these programs, progress with preclinical testing and clinical trials, the time and costs involved in obtaining regulatory approvals, the costs involved in filing, prosecuting and enforcing patent claims, competing technological and market developments, the establishment of additional collaborative arrangements, the cost of manufacturing facilities and of commercialization activities and arrangements, and the cost of product in-licensing and any possible acquisitions. The Company has historically maintained cash reserves and other liquid assets, that, together with amounts projected to be received from the Company's collaborators, and interest income earned, were adequate to satisfy its capital and operating requirements for a two-year period; however, there can be no assurance that these funds will continue to be maintained at such level or be sufficient to satisfy the Company's capital and operating requirements.

     Alkermes intends to seek additional funding through arrangements with corporate collaborators and through public or private sales of the Company's securities, including equity securities. In addition, the Company has obtained equipment, bank, and other loans and may continue to pursue opportunities to obtain additional debt financing in the future. There can be no assurance, however, that additional equity or debt funding will be available on reasonable terms, if at all. Any additional equity financing would be dilutive to the Company's shareholders. If adequate funds are not available, Alkermes may be required to curtail significantly one or more of its research and development programs and/or obtain funds through arrangements with collaborative partners or others that may require Alkermes to relinquish rights to certain of its technologies or product candidates.

     The Company's research and development of Cereport has been funded by Clinical Partners pursuant to a Product Development Agreement, dated as of March 6, 1992, between Alkermes and Clinical Partners (the "Product Development Agreement"). Such funding, which ended as of June 30, 1996, was not sufficient to complete clinical trials and obtain regulatory approval of Cereport. As a result, Alkermes has used and intends to continue to use its own resources to develop Cereport. The Company has the option to purchase the limited partnership interests in Clinical Partners for cash or stock (the "Purchase Option"). The Purchase Option will terminate in the event the Company ceases funding the development of Cereport. If the Company elects to exercise its Purchase Option it will be required to make a substantial cash payment. The Company would be required to seek additional capital for such a payment and there is no assurance that it would be able to obtain such capital on attractive terms or at all. If Alkermes does not exercise its Purchase Option it may not recoup any investment made by it in the development of Cereport. See "-- Assignment of Cereport Technology; Effect of Exercise of Clinical Partners Purchase Option."

DEPENDENCE ON COLLABORATORS; POTENTIAL CONFLICTS OF INTEREST

     The Company's strategy for research, development and commercialization of its product candidates is to rely, in part, upon various corporate collaborators and licensors and will in some cases be dependent upon these outside parties to conduct preclinical testing and clinical trials, and to provide adequate funding for the Company's development programs. The Company has collaborative arrangements with Genentech, Johnson & Johnson and Schering-Plough, with respect to its ProLease technology, with Clinical Partners and ALZA with respect to its Cereport technology, and with Janssen with respect to its Medisorb technology. The collaboration and license agreements may be terminated in some cases at the discretion of the Company's collaborators with only limited notice to the Company.

     Neither ProLease nor Medisorb is an independently commercializable technology. Both technologies are dependent on therapeutic products from third parties, which may require licensing, collaboration or other arrangements. There can be no assurance that the Company will be able to negotiate acceptable additional collaborative arrangements that the Company deems necessary to develop or commercialize its product candidates.

Even if the Company is able to negotiate acceptable new collaborative arrangements, there can be no assurance that such arrangements or the Company's existing collaborations will be completed or will be successful or that the Company will realize any revenues pursuant to such arrangements.

     The amount and timing of resources which the parties to collaborative arrangements with the Company devote to these activities is not within the control of the Company. If any of the Company's collaborators breaches or terminates its agreement with the Company or otherwise fails to conduct its collaborative activities in a timely manner, the development or commercialization of the product candidate or research program under such collaborative agreement may be delayed, and the Company may be required to devote unforeseen additional resources to such development or commercialization, or terminate such programs. The termination of collaborative arrangements could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that disputes will not arise in the future with respect to the ownership of rights to any technology developed with third parties. These and other possible disagreements between collaborators and the Company could lead to delays in the collaborative research, development or commercialization of certain product candidates, or could require or result in litigation or arbitration, which would be time consuming and expensive and would have a material adverse effect on the Company's business, financial condition and results of operations.

     In addition, Alkermes' collaborators may develop, either alone or with others, products that compete with the development and marketing of the Company's product candidates. Competing products, either developed by the Company's collaborators or to which the collaborators have rights, may result in the Company's collaborators withdrawing research, development or marketing support with respect to all or a portion of the Company's technology, which would have a material adverse effect on the Company's business, financial condition and results of operations.

LIMITED MANUFACTURING EXPERIENCE; RELIANCE ON THIRD-PARTY MANUFACTURING

     Alkermes has completed construction of an in-house pilot production facility which has been validated by the Company for manufacturing in accordance with Good Manufacturing Practices ("GMP") regulations promulgated by the FDA. The facility is being used to manufacture product candidates incorporating its ProLease sustained-release delivery system for clinical trials. Construction of a commercial scale production facility for the Company's ProLease sustained release delivery system began in February 1998. In connection with its March 1996 acquisition of certain Medisorb assets and technology, Alkermes acquired a 14,000 square foot manufacturing facility in Wilmington, Ohio at which it is manufacturing a Medisorb product candidate for Janssen for clinical trials. In August 1997, Alkermes began construction of a 20,000 square foot addition to this manufacturing facility for commercial scale production of the Janssen product candidate. Alkermes has no other experience, however, in manufacturing or in conducting the testing programs required to obtain regulatory approvals. The manufacture of ProLease and Medisorb products on a commercial scale would require significant start-up expenses and expansion of facilities and personnel, and no assurance can be given that Alkermes can develop such manufacturing capability on a timely basis, if at all.

     The manufacture of the Company's products for clinical trials and commercial purposes is subject to GMP and other federal regulations. The Company has never operated an FDA-approved manufacturing facility, and there can be no assurance that it will obtain necessary approvals for commercial manufacturing.

     Alkermes relies on a third party to manufacture Cereport for use in clinical trials and expects to rely on such third party for commercial sales, if any. There can be no assurance that this manufacturer will continue to meet the Company's requirements for quality, quantity and timeliness, or that Alkermes would be able to find alternative manufacturers, if necessary.

     If Alkermes is not able to develop manufacturing capacity and experience or to continue to contract for manufacturing capabilities on acceptable terms, its ability to conduct preclinical testing and clinical trials will be compromised, delays in obtaining regulatory approvals may result, and, if such approvals are obtained, commercial




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


sales may be delayed. Such delays would materially adversely affect the Company's competitive position and its business, financial condition, and results of operations.


ASSIGNMENT OF CEREPORT TECHNOLOGY; EFFECT OF EXERCISE OF CLINICAL PARTNERS PURCHASE OPTION

     Alkermes has transferred to Clinical Partners substantially all of its technology and commercial rights relating to Cereport technology. Under the Product Development Agreement with Clinical Partners, Alkermes performs research and development with respect to such technology on behalf of Clinical Partners. There can be no assurance that disputes will not arise with Clinical Partners over the ownership of rights to any technology that may be developed by Alkermes pursuant to such agreement. In addition, there can be no assurance that conflicts of interest between the Company and Clinical Partners will not arise in relation to rights to ownership of the technology or termination of research or marketing programs.

     The Purchase Option will terminate in the event the Company ceases funding the development of Cereport. There can be no assurance that the Purchase Option will not terminate because the Company fails to exercise the Purchase Option or otherwise. If the Purchase Option terminates, the Company will have no rights to the Cereport technology or products developed on behalf of Clinical Partners in the United States and Canada.

     If the Company exercises the Purchase Option, it will be required to make a substantial cash payment or to issue shares of Common Stock. A payment in cash could have a material adverse effect on the Company's capital resources. A payment in shares of Common Stock could result in a substantial decrease in the percentage ownership of the Company by its then-existing shareholders and could negatively affect the market price of the Common Stock. The exercise of the Purchase Option may require Alkermes to record a significant charge to earnings for the purchase of in-process research and development. If Alkermes acquires rights to the Cereport technology pursuant to the Purchase Option, the Company will have continuing obligations to pay royalties pursuant to the Product Development Agreement.

INTENSE COMPETITION

     Alkermes faces and expects to continue to face intense competition in the development and marketing of its product candidates from academic institutions, government agencies, research institutions, biotechnology and pharmaceutical companies, including its collaborators, and drug delivery companies. Competition may arise from other drug delivery technologies, methods of preventing or reducing the incidence of disease, including vaccines, and new small-molecule or other classes of therapeutic agents that do not require the assistance of a drug delivery system. There can be no assurance that developments by others will not render the Company's product candidates or technologies obsolete or noncompetitive or that the Company's collaborators will not choose to use competing drug delivery methods. In addition, if Alkermes receives regulatory approvals for products, manufacturing efficiency and marketing capabilities are likely to be significant competitive factors. At the present time, Alkermes has no sales force or marketing or commercial manufacturing experience. In addition, many of the Company's competitors and potential competitors have substantially greater capital resources, manufacturing and marketing experience, research and development resources, and production facilities than does Alkermes. Many of these competitors also have significantly greater experience than does Alkermes in undertaking preclinical testing and clinical trials of new pharmaceutical products and obtaining FDA and other regulatory approvals.

     With respect to Cereport, the Company believes that there are currently no products approved by the FDA or other regulatory authorities for increasing the permeability of the blood-brain barrier. There are however many novel experimental therapies being tested in the United States and Europe. With respect to ProLease and Medisorb, the Company is aware that there are other companies developing sustained-release delivery systems for pharmaceutical products. In addition, other companies are developing new chemical entities which, if developed successfully, could compete against sustained-release formulations of products of the Company's collaborators. These chemical entities are being designed to have different mechanisms of action or improved safety and efficacy. In addition, Alkermes' collaborators may develop, either alone or with others, products that compete with the development and marketing of the Company's product candidates.

     There can be no assurance that the Company will be able to compete successfully with such companies. The existence of products developed by the Company's competitors, or other products or treatments of which the Company is not aware, or products or treatments that may be developed in the future, may adversely affect the marketability of products developed by the Company.

RAPID AND SUBSTANTIAL TECHNOLOGICAL CHANGE

     The biotechnology and pharmaceutical industries are subject to rapid and substantial technological change. There can be no assurance that the Company's competitors will not succeed in developing products based on technologies similar to its own or completely new technologies, which are more effective than any that are being developed by the Company, or which render the Company's technologies or product candidates obsolete and noncompetitive. The development of such products could have a material adverse effect on the Company's business, financial condition and results of operations.

UNCERTAINTY REGARDING PATENTS AND PROPRIETARY RIGHTS

     The Company's success will be dependent, in part, on obtaining patent protection for its product candidates and those of its collaborators, maintaining trade secret protection and operating without infringing upon the proprietary rights of others.

     The Company is aware of several United States patents issued to third parties containing claims which could be construed to cover some of the product candidates of the Company, its collaborators or Clinical Partners utilizing the ProLease, Cereport and Medisorb delivery systems. In one case, the Company has received a letter from the owner of a patent asking the Company to compare the Company's Medisorb technology disclosed in a published international patent application with such owner's patented technology. There can be no assurance that the claims of these issued United States patents or claims that may issue from foreign counterparts of United States applications, are not infringed by the proposed manufacture, use, offer for sale, sale or importation of these products by the Company or its collaborators. There can be no assurance that a third party will not file an infringement action, or that the Company would prevail in any such action. There can be no assurance that the cost of defending an infringement action would not be substantial and would not have a material adverse effect on the Company's business, financial condition and results of operations. The Company is also aware of patent applications filed by third parties in the United States and in various foreign countries which may cover some of the Company's product candidates utilizing its ProLease, Cereport or Medisorb delivery systems. Patents may issue from these applications which could preclude the Company from manufacturing, using, offering for sale or selling some of its ProLease, Cereport or Medisorb product candidates. Furthermore, there can be no assurance that any licenses under such patents would be made available on commercially viable terms, if at all. Failure to obtain any required license could prevent the Company from commercializing one or more of its products.

     The patent positions of pharmaceutical, biopharmaceutical and biotechnology firms, including Alkermes, are generally uncertain and involve complex legal and factual questions. In addition, there can be no assurance that the Company's or its licensors' current patent applications will be allowed or that the claims of any patents issued to Alkermes or its licensors (in connection with either the Company's product candidates or Clinical Partners' product candidate, or both) will be sufficiently broad to protect the Company's or Clinical Partners' technology or to provide Alkermes or Clinical Partners with any competitive advantages. Moreover, no assurance can be given that patents issued to Alkermes (in connection with either the Company's product candidates or Clinical Partners' product candidate, or both), or its respective licensors, if any, will not be contested, narrowed, invalidated or circumvented. In addition, if Alkermes or Clinical Partners brings a patent infringement action or otherwise brings an action to protect its own proprietary rights against third parties or is required to defend against a charge of patent infringement, substantial costs could be incurred.

     In the future, Alkermes may be required to obtain additional licenses to patents or other proprietary rights of third parties. There can be no assurance that any such licenses will be available on acceptable terms, if at all,




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



and failure to obtain such licenses could result in delays in marketing the Company's products or the inability to proceed with the development, manufacture or sale of product candidates requiring such licenses.

     The Company also relies upon unpatented trade secrets and improvements, unpatented know-how and continuing technological innovation to develop and maintain its competitive position which it seeks to protect, in part, by confidentiality agreements with its corporate partners, collaborators, employees and consultants. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently discovered by competitors.

GOVERNMENT REGULATION; NO ASSURANCE OF REGULATORY APPROVAL

     The Company's research and preclinical testing and clinical trials of its product candidates are, and the manufacturing and marketing of its products will be, subject to extensive and rigorous regulation by numerous governmental authorities in the United States and in other countries where the Company intends to test and market its product candidates.

     Prior to marketing, any product candidate developed by Alkermes or its collaborators must undergo an extensive regulatory approval process, which includes preclinical testing and clinical trials of such product candidate to demonstrate safety and efficacy. This regulatory process can require many years and the expenditure of substantial resources. Data obtained from preclinical testing and clinical trials are subject to varying interpretations, which can delay, limit or prevent FDA approval. In addition, changes in FDA approval policies or requirements may occur or new regulations may be promulgated which may result in delay or failure to receive FDA approval. Similar delays or failures may be encountered in foreign countries. Delays and costs in obtaining regulatory approvals would have a material adverse effect on the Company's business, financial condition and results of operations.

     There can be no assurance that Cereport used in conjunction with any pharmaceuticals, ProLease or Medisorb formulations or any other product candidate developed by Alkermes or its collaborators will receive manufacturing and marketing approval in the United States or any foreign country on a timely basis, if at all. In the case of Cereport, the Company must obtain FDA approval for Cereport for use in conjunction with a pharmaceutical agent. The Company is in clinical trials with Cereport for use in conjunction with carboplatin in the treatment of brain tumor. Carboplatin has not been approved for this specific use and there can be no assurance that it or any other pharmaceutical agent to be used with Cereport will receive regulatory approval. In the case of ProLease and Medisorb, the Company or its collaborators must obtain FDA approval for each formulation even if the pharmaceutical included in the formulation has received FDA approval as a standalone product. There can be no assurance that any such formulation will receive FDA approval. If any product were approved, there can be no assurance that any such product would be capable of being produced in commercial quantities at reasonable costs and successfully marketed. In addition, if regulatory approval of any product is granted, it may entail limitations on the uses for which the product may be marketed. Even if regulatory approval is obtained, any marketed drug and its manufacturer are subject to continual review and any discovery of previously unrecognized problems with a product or manufacturer could result in restrictions on the product, including withdrawal of the product from the market.

UNCERTAINTY OF PHARMACEUTICAL PRICING AND REIMBURSEMENT

     The Company's business may be materially adversely affected by the continuing efforts of government and third-party payors to contain or reduce the costs of health care through various means. For example, in certain foreign markets, pricing or profitability of prescription pharmaceuticals is subject to government control. In the United States, there have been, and the Company expects that there will continue to be, a number of federal and state proposals to implement similar government control. In addition, an increasing emphasis on managed care in the United States has and will continue to put pressure on pharmaceutical pricing. Such initiatives and proposals, if adopted, could decrease the price that the Company receives for any products it may develop and sell in the future and thereby have a material adverse effect on the Company's business, financial condition and results of operations.

Further, to the extent that such proposals or initiatives have a material adverse effect on other pharmaceutical companies that are collaborators or prospective collaborators for certain of the Company's potential products, the Company's ability to commercialize its potential products may be adversely affected.

     The Company's ability to commercialize pharmaceutical products may depend in part on the extent to which reimbursement for the costs of such products and related treatments will be available from government health administration authorities, private health insurers, and other third-party payors. Significant uncertainty exists as to the reimbursement status of newly approved health care products, and third-party payors are increasingly challenging the prices charged for medical products and services. There can be no assurance that any third-party insurance coverage will be available to patients for any products developed by the Company. Government and other third-party payors are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement for new therapeutic products, and by refusing, in some cases, to provide coverage for uses of approved products for disease indications for which the FDA has not granted marketing approval. If adequate coverage and reimbursement levels are not provided by government and third-party payors for the Company's products, the market acceptance of these products would be adversely affected.

NO MARKETING OR SALES EXPERIENCE

     Alkermes currently has no experience in marketing or selling pharmaceutical products. In order to achieve commercial success for any product candidate approved by the FDA, Alkermes must either develop a marketing and sales force or enter into arrangements with third parties to market and sell its products. There can be no assurance that Alkermes will successfully develop such experience or that it will be able to enter into marketing and sales agreements with others on acceptable terms, if at all. If the Company develops its own marketing and sales capability, it will compete with other companies that currently have experienced and well funded marketing and sales operations. To the extent that the Company enters into co-promotion or other sales and marketing arrangements with other companies, any revenues to be received by Alkermes will be dependent on the efforts of others and there can be no assurance that such efforts will be successful.

PRODUCT LIABILITY EXPOSURE

     The use of the Company's product candidates in clinical trials and the sale of any resulting products may expose Alkermes to liability claims resulting from the use of such product candidates or products. These claims might be made directly by consumers or by pharmaceutical companies or others selling such products. Alkermes has obtained product liability insurance for coverage for claims arising from the use of its products in clinical trials in the amount of $5 million per occurrence and $5 million in the aggregate. There can be no assurance that such insurance will be sufficient to satisfy any liabilities that may arise. The Company's existing coverage will not be adequate as the Company's product development activities progress. There can be no assurance that adequate insurance coverage will be available in the future at an acceptable cost, if at all. An inability to obtain sufficient insurance coverage at an acceptable cost or to otherwise protect against potential product liability claims could prevent or limit the commercialization of any products by the Company. In addition, there can be no assurance that any product liability claims will not have a material adverse effect on the business, financial condition and results of operations of Alkermes.

RESTRICTIVE LOAN COVENANTS

     The Company's loan agreements contain certain restrictive financial covenants that require the Company to maintain minimum levels of working capital, net worth and liquid assets. Under the terms of one loan agreement, the Company is required to maintain an unencumbered balance of cash and permitted investments of at least $15 million and a ratio of unencumbered cash and permitted investments to indebtedness of 2.0 to 1.0. The second loan agreement requires the Company to maintain a net worth of not less than $20.0 million, a maximum ratio of total liabilities to net worth of 0.5 to 1.0, a minimum current ratio of 2.0 to 1.0 and a minimum unencumbered balance of cash and permitted investments equal to the greater of (i) $20.0 million, (ii) the Company's projected cash loss over the next 14 months and (iii) an amount equal to the Company's cash loss for the previous six months multiplied



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


by 2.33. Upon the breach of any of these financial covenants or the occurrence of any other event of default under this second loan agreement, the Company will be required to deposit an amount equal to the then outstanding principal balance of the loan plus three months interest into a restricted account at the bank. In addition, the bank will have the right to liquidate such account and apply the proceeds to repayment of the loan if the Company's unencumbered cash and investment balance falls below $5.0 million. Upon the breach of any of these covenants or the occurrence of any other event of default under the loan agreements, the Company's business, financial condition and results of operations could be materially adversely affected.

FUTURE SALES OF COMMON STOCK BY CERTAIN SHAREHOLDERS; POTENTIAL ADVERSE EFFECT ON MARKET PRICE OF COMMON STOCK

     As part of its compensation policy, the Company issues stock options to its directors, officers, employees and consultants and restricted stock awards to certain officers, employees and consultants. In addition, the Company issued warrants to the limited partners of Clinical Partners. The issuance of Common Stock upon exercise of such stock options and warrants and the vesting of awards, as well as future sales of such Common Stock or of shares of Common Stock by existing shareholders, or the perception that such sales could occur, could adversely affect the market price of the Common Stock. The foregoing shares will be freely tradeable upon issuance.

     ALZA acquired 2,000,000 shares of Common Stock pursuant to a Stock Purchase Agreement dated as of February 13, 1997 (the "Stock Purchase Agreement"). All of such shares have been registered for resale pursuant to a registration statement dated as of April 25, 1997. In addition, pursuant to the Stock Purchase Agreement, ALZA has the right to include any of the shares in an underwritten public offering of Common Stock by Alkermes, subject to customary underwriter cutback provisions. This right could be exercised by ALZA in the event any holders of the Preferred Stock or the Debentures convert such securities to Common Stock and exercise their right to have such Common Stock registered in an underwritten public offering. The sale by ALZA or the perception that ALZA could sell all of the shares or a large amount of the shares, could adversely affect the market price of the Common Stock.

     Alkermes has issued to Genentech a Convertible Promissory Note (the "Note"), dated January 31, 1995, in the principal amount of $3.5 million. The Note provides that Alkermes has the option to convert the outstanding balance of the Note, together with accrued and unpaid interest thereon, into shares of Common Stock. Under certain circumstances, Genentech also has the right to convert the Note into shares of Common Stock and to demand that the Common Stock be registered. The Company's issuance of Common Stock, whether or not registered, upon exercise by Alkermes or Genentech of its conversion rights, the perception that such conversion could occur, the sale of such shares by Genentech, or the perception that such sale could occur, could adversely affect the market price of the Common Stock.

     In addition, in July 1995, Alkermes received certain prepaid royalties from Schering-Plough pursuant to their amended Development and License Agreement. Schering-Plough is entitled to terminate such agreement under certain circumstances, in which event Alkermes will be required to repay the prepaid royalties with interest, either in cash or in Common Stock, at the Company's election. Any Common Stock issued to Schering-Plough must be freely resalable. The Company's issuance of Common Stock to Schering-Plough in repayment of the prepaid royalties, the perception that it may do so, the sale of such shares by Schering-Plough, or the perception that such sale could occur could adversely affect the market price of the Common Stock.

VOLATILITY OF PREFERRED STOCK AND COMMON STOCK PRICE

     The market prices for securities of biotechnology and pharmaceutical companies, including Alkermes, have historically been highly volatile, and the market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. Factors such as fluctuations in the Company's operating results, announcements of technological innovations or new therapeutic products by the Company or others, clinical trial results, developments concerning agreements with collaborators, governmental regulation, developments in patent or other proprietary rights, public concern as to the safety of drugs developed



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by the Company or others, future sales of substantial amounts of Common Stock by existing shareholders and general market conditions can have an adverse effect on the market price of the Common Stock and, in turn, the market price of the Preferred Stock. In particular, the realization of any of the risks described in these "Risk Factors" could have a dramatic and adverse impact on the market price of the Preferred Stock and Common Stock.

ANTI-TAKEOVER PROVISIONS

     The Pennsylvania Business Corporation Law of 1988, as amended (the "1988 BCL"), contains certain provisions which could delay or impede the removal of incumbent directors and could make more difficult a merger, tender offer or proxy contests involving the Company, even if such transaction would be beneficial to the interests of the shareholders, or could discourage a third party from attempting to acquire control of the Company. For example, the Board of Directors may, in considering the best interests of the Company or the effects of any action, consider the interests of shareholders, employees, customers, creditors and the community where the Company is located, as well as long-term and short-term interests of the Company. Moreover, when a shareholder's voting power reaches certain thresholds, among other consequences, its voting power is removed, its ability to enter into certain business transactions with the Company is limited, it may be required to pay fair value to certain existing shareholders, and it will be required to disgorge any profits in the sale, if any, of the Company's securities within certain time periods.

     The Company's Second Amended and Restated Articles of Incorporation, as amended (the "Restated Articles"), also contain certain provisions which could have a similar effect. Under the Restated Articles, the Board of Directors may, without shareholder approval, establish and issue from authorized and undesignated shares, classes and series of stock having such voting rights, preferences, limitations and special rights as the Board of Directors may determine. The Preferred Stock being offered hereby was established pursuant to such provisions. The Company has no current plans to establish and issue any other class or series of its capital stock.

MARKET FOR PREFERRED STOCK AND DEBENTURES

     The Preferred Stock is a new issue of securities for which there is currently no public market. There can be no assurance that a liquid trading market in the Preferred Stock will develop. In addition, if the Preferred Stock is exchanged for Debentures, the Company is not obligated to list the Debentures, and there can be no assurances that a market in the Debentures will develop. See "Description of Preferred Stock" and "Description of Debentures."

NO COMMON STOCK DIVIDENDS

     Alkermes has not paid cash dividends on the Common Stock and does not expect to do so in the foreseeable future.

UNCERTAINTY OF PAYMENT OF DIVIDENDS AND OTHER DISTRIBUTIONS ON PREFERRED STOCK

     Under Pennsylvania law, the Company may not make any distributions to shareholders if, after giving effect to such distribution, the Company (i) would be unable to pay its debts as they become due in the usual course of its business or (ii) the total assets of the Company would be less than the sum of its total liabilities plus (unless otherwise provided in the Restated Articles) the amount that would be needed, if the Company were to be dissolved at the time as of which the distribution is measured, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. Under Pennsylvania law, a distribution would include dividends payable to holders of Preferred Stock, redemption of the Preferred Stock and exchange of the Preferred Stock for the Debentures. The Company's ability to pay dividends and make other distributions in the future will depend upon its financial results, liquidity and financial condition. There can be no assurance that the Company will be able to pay the quarterly installments of the cumulative annual dividend on the Preferred Stock or make any other distributions. See "Description of Preferred Stock."

TAX CONSEQUENCES OF EXCHANGE FOR DEBENTURES

     An exchange of Preferred Stock for Debentures will be a taxable event for federal income tax purposes which may result in tax liability to the holder without any corresponding receipt of cash by the holder.

YEAR 2000 ISSUES

     The Company and the companies with which it does business use software systems and embedded technology in the conduct of their operations. Many software systems and much technology in use today are unable to distinguish between the year 2000 and the year 1900 because they use a two-digit shorthand for calendar dates. If the Company does not identify and correct such shorthand prior to January 1, 2000, its operations could be disrupted. The Company's operations could also be disrupted if the companies with which the Company does business similarly do not identify and correct such shorthand, and such failure adversely affects their ability to do business with the Company.

     To address these issues, the Company has undertaken a three-step comprehensive project. The first step is to identify all of the Company's software and embedded technology as well as the software and embedded technology of all companies with which it does business that would affect the Company. The second step is to determine whether any of the Company's software and technology, and any of the software and technology of the companies with which it does business, use the two-digit shorthand. The third step is to correct or replace all such software and technology, and then to test the corrected or replacement software and technology. The Company has completed the first step of the project, expects to complete the second step by the end of calendar year 1998, and will commence the third step promptly upon completion of the second step. This project is being conducted by the Company using internal resources. The Company cannot estimate the cost of completion of the project until the Company completes the second step, and there can be no assurance that the cost of completion will not be material or that the use of the Company's internal resources to complete the project will not adversely affect other aspects of the Company's business.

                                 USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the Securities offered hereby.


                       RATIO OF EARNINGS TO FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS


                                           Year Ended March 31,
                                 --------------------------------------     Nine Months Ended
                                 1993    1994    1995     1996     1997     December 31, 1997
                                 ----    ----    ----     ----     ----     -----------------
Ratio of Earnings to
  Fixed Charges and
  Preferred Stock
  Dividends(1).............       --      --      --       --       --             --

---------------
(1) For the fiscal years ended March 31, 1993, 1994, 1995, 1996 and 1997 and for the nine months ended December 31, 1997, earnings were insufficient to cover fixed charges by $39,686,000, $16,239,000, $10,519,000, $11,971,000,
     $16,414,000 and $5,948,000, respectively. There were no Preferred Stock dividends declared or paid by the Company during any of the fiscal years in the five year period ended March 31, 1997 nor in the nine months ended December 31, 1997. For these reasons, no ratios are provided.



                                 DIVIDEND POLICY

     The Company has not paid any dividends on its Common Stock since its inception and does not anticipate paying any dividends on its Common Stock in the foreseeable future. For a discussion of dividends payable on the Preferred Stock, see "Description of Preferred Stock -- Dividends."

                         DESCRIPTION OF PREFERRED STOCK

     The following is a summary of the terms of the Preferred Stock offered hereby. This summary is not intended to be complete and is subject to and qualified in its entirety by reference to the Statement with Respect to Shares (the "Preferred Stock Statement") filed with the Secretary of State of the Commonwealth of Pennsylvania, which constitutes part of the Restated Articles, and setting forth the rights, preferences and limitations of the Preferred Stock. Whenever particular Sections or defined terms of the Preferred Stock Statement are referred to herein, such Sections or defined terms are incorporated by reference herein.

     The Board of Directors has the authority, from time to time and without further action by the shareholders, to divide its unissued capital stock into one or more classes and one or more series within any class and to make determinations of the designation and number of shares of any class or series and determinations of the voting rights, preferences, limitations and special rights, if any, of the shares of any class or series. The rights, preferences, limitations and special rights of different classes of capital stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. The Preferred Stock offered hereby has been created out of the undesignated, unissued capital stock of the Company.

     The Preferred Stock is not subject to any sinking fund or other obligation of the Company to redeem or retire the Preferred Stock. Unless earlier converted, exchanged or redeemed by the Company, the Preferred Stock has a perpetual maturity. Any Preferred Stock converted, exchanged or redeemed or otherwise acquired by the Company will, upon cancellation of such shares, have the status of authorized but unissued shares of Preferred Stock. (Section 6)

DIVIDENDS

     Holders of the Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors, out of the funds of the Company legally available therefor, cash dividends at an annual rate of $3.25 per share of Preferred Stock, payable in equal quarterly installments on March 1, June 1, September 1 and December 1, commencing June 1, 1998 (and, in the case of any accrued but unpaid dividends, at such additional times and for such interim periods, if any, as determined by the Board of Directors). Dividends on the Preferred Stock are cumulative from the date of original issuance, and are payable to holders of record as they appear on the stock books of the Company on such record dates, which shall be not more than 60 days nor less than 10 days preceding the payment dates, as shall be fixed by the Board of Directors. (Section 3(a)) Holders of shares of Preferred Stock called for redemption on a redemption date falling between a dividend payment record date and the dividend payment date shall, in lieu of receiving such dividend on the dividend date fixed therefor, receive such dividend payment together with all other accrued and unpaid dividends on the date fixed for redemption (unless such holders convert such shares in accordance with the Preferred Stock Statement). Dividends payable on the Preferred Stock for any period greater or less than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Accrued but unpaid dividends will not bear interest. (Section 3(b))

     If dividends are not paid in full (or a sum sufficient for such payment is not set aside) on the Preferred Stock and any other class or series of stock ranking on a parity as to dividends with the Preferred Stock, all dividends declared upon shares of Preferred Stock and such other stock will be declared pro rata so that in all cases the amount of dividends declared per share on the Preferred Stock and such other stock bear to each other the same ratio that accrued and unpaid dividends per share on the shares of the Preferred Stock and such other stock bear to each other. (Section 3(c)) Except as set forth above, unless full cumulative dividends, if any, accrued on all outstanding shares of Preferred Stock shall have been paid or set aside for payment, no other stock of the Company ranking on a parity with the Preferred Stock as to dividends or upon liquidation, dissolution or winding up shall be redeemed, purchased or otherwise acquired. (Section 3(d)) Unless full cumulative dividends, if any, accrued on all outstanding shares of Preferred Stock and any other stock of the Company ranking on a parity with the Preferred Stock as to dividends shall have been paid or set apart for payment, (i) no dividends (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Common Stock or other stock ranking junior to the Preferred Stock as to dividends and upon liquidation, dissolution or winding up) shall be declared or paid or set apart for payment on the Common Stock or any other stock of the Company ranking junior to the Preferred Stock as to dividends or upon liquidation, dissolution or winding up nor (ii) shall any other such stock of the Company ranking junior to the Preferred Stock as to dividends or upon liquidation, dissolution or winding up be redeemed, purchased or otherwise acquired. (Section 3(e))

     Under Pennsylvania law, the Company may not make any distributions to shareholders if, after giving effect to such distribution, the Company (i) would be unable to pay its debts as they become due in the usual course of its business or (ii) the total assets of the Company would be less than the sum of its total liabilities plus (unless otherwise provided in the Restated Articles) the amount that would be needed, if the Company were to be dissolved at the time as of which the distribution is measured, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. Under Pennsylvania law, a distribution would include dividends payable to holders of Preferred Stock, redemption of the Preferred Stock and exchange of the Preferred Stock for the Debentures. The Company's ability to pay dividends and make any other distributions in the future will depend upon its financial results, liquidity and financial condition.

CONVERSION RIGHTS

General.

     Each share of Preferred Stock is convertible at the option of the holder at any time into such number of shares of Common Stock determined by dividing the liquidation preference set forth on the cover of this Prospectus by the conversion price. The conversion price shall initially be $50 divided by the conversion rate of 1.6878, subject to adjustment as described below. No adjustment will be made on conversion of any share of Preferred Stock for dividends accrued or unpaid thereon or for dividends on any Common Stock issued. The Company is not required to issue fractional shares of Common Stock upon conversion of Preferred Stock and, in lieu thereof, will pay a cash adjustment based upon the market price of the Common Stock on the last Business Day (determined as provided in the Preferred Stock Statement) prior to the date of conversion. (Section 7(c)) In the case of Preferred Stock called for redemption, conversion rights will expire at the close of business on the next business day preceding the date fixed for redemption, unless the Company defaults in payment of the redemption price. (Section 7(b))

     The right of conversion attaching to each share of Preferred Stock may be exercised by the holder by delivering the certificate representing such share of Preferred Stock at the specified office of the transfer agent, accompanied by a duly signed and completed notice of conversion, or if the Preferred Stock is held in global form, according to the procedures set forth below under "Form, Denomination and Registration." The conversion date shall be the date on which the certificate representing such share of Preferred Stock and the duly signed and completed notice of conversion have been delivered to the transfer agent. (Section 7(b)) A holder delivering a certificate representing such share of Preferred Stock for conversion will not be required to pay any taxes or duties payable in respect of the issue or delivery of Common Stock on conversion, but will be required to pay any tax or duty which may be payable in respect of any transfer involved in the issue or delivery of the Common Stock in a name other than the holder of the Preferred Stock. Certificates representing shares of Common Stock will not be issued or delivered unless all taxes and duties, if any, payable by the holder have been paid. (Section 7(f))

Conversion Price Adjustments -- General

     The conversion price is subject to adjustment upon certain events, including (i) the issuance of Common Stock as a dividend or distribution on Common Stock; (ii) certain subdivisions and combinations of the Common Stock;
(iii) the issuance to all holders of Common Stock of certain rights or warrants to purchase Common Stock at less than the current market price of the Common Stock; (iv) the dividend or other distribution to all holders of Common Stock of shares of capital stock of the Company (other than Common Stock) or evidences of indebtedness of the Company or assets (including securities, but excluding those rights, warrants, dividends and distributions referred to above or paid exclusively in cash); (v) dividends or other distributions consisting exclusively of cash (excluding any cash portion of distributions referred to in clause (iv)) to all holders of Common Stock to the extent that such distributions, combined together with (A) all other such all-cash distributions made within the preceding 12 months in respect of which no adjustment has been made plus (B) any cash and the fair market value of other consideration payable in respect of any tender offers by the Company or any of its subsidiaries for Common Stock concluded within the preceding 12 months in respect of which no adjustment has been made, exceeds 10% of the Company's market capitalization (being the product of the then current market price of the Common Stock times the number of shares of Common Stock outstanding) on the record date for such distribution; (vi) the purchase of Common Stock pursuant to a tender offer made by the Company or any of its subsidiaries to the extent that the same involves an aggregate consideration that, together with (X) any cash and the fair market value of any other consideration payable in any other tender offer by the Company or any of its subsidiaries for Common Stock expiring within the 12 months preceding such tender offer in respect of which no adjustment has been made plus (Y) the aggregate amount of any such all-cash distributions referred to in clause (v) above to all holders of Common Stock within the 12 months preceding the expiration of such tender offer in respect of which no adjustments have been made, exceeds 10% of the Company's market capitalization on the expiration of such tender offer; (vii) payment in respect of a tender offer or exchange offer by a person other than the Company or any subsidiary of the Company in which, as of the closing of the offer, the Board of Directors is not recommending rejection of the offer; and (viii) the issuance of Common Stock or securities convertible into, or exchangeable for, Common Stock at a price per share (or having a conversion or exchange price per share) that is less than 95% of the then current market price of the Common Stock (but excluding, among other things, issuances: (a) pursuant to any bona fide plan for the benefit of employees, directors or consultants of the Company now or hereafter in effect;
(b) to acquire all or any portion of a business in an arm's-length transaction between the Company and an unaffiliated third party including, if applicable, issuances upon exercise of options or warrants assumed in connection with such an acquisition; (c) in a bona fide public offering pursuant to a firm commitment underwriting or sales at the market pursuant to a continuous offering stock program; (d) pursuant to the exercise of warrants, rights (including, without limitation, earnout rights) or options, or upon the conversion of convertible securities, which are issued and outstanding on the date hereof, or which may be issued in the future at a fair value and with an exercise price or conversion price at least equal to the current market price of the Common Stock at the time of issuance of such warrant, right, option or convertible security; and (e) pursuant to a dividend reinvestment plan or other plan hereafter adopted for the reinvestment of dividends or interest provided that such Common Stock is issued at a price at least equal to 95% of the current market price of the Common Stock at the time of issuance). The Company is entitled, in lieu of making certain adjustments under clause (v) above, to provide that, subject to satisfying certain conditions, upon conversion of the Preferred Stock, the holders of the Preferred Stock will receive, in addition to the Common Stock issuable upon conversion of such Preferred Stock, the amount of such distribution referred to in clause (v). The adjustment referred to in clause (vii) above will only be made if the tender offer or exchange offer is for an amount which increases that person's ownership of Common Stock to more than 25% of the total shares of Common Stock outstanding, and only if the cash and value of any other consideration included in such payment per share of Common Stock exceeds the current market price per share of Common Stock on the business day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange. The adjustment referred to in clause (vii) above will not be made, however, if, as of the closing of the offer, the offering documents with respect to such offer disclose a plan or an intention to cause the Company to engage in any consolidation with, merger into, or transfer of all or substantially all of its properties to any other corporation organized under the laws of the United States or any political subdivision thereof or therein, provided that each share of Preferred Stock remains outstanding, is unaffected or is converted into or exchanged for convertible exchangeable preferred stock of the successor corporation having voting rights, preferences, limitations and special rights substantially similar (but no less favorable) to the Preferred Stock. (Sections 7(d)(i) through (viii))

     The Preferred Stock Statement provides that if the Company implements a shareholder rights plan, such rights plan must provide that upon conversion of the Preferred Stock the holders will receive, in addition to the Common Stock issuable upon such conversion, such rights, whether or not such rights have separated from the Common Stock at the time of such conversion. (Section 7(d)(iv))

     The Company from time to time may, to the extent permitted by law, reduce the conversion price of the Preferred Stock by any amount for any period of at least 20 days, in which case the Company shall give at least 15 days' notice of such decrease, if the Board of Directors has made a determination that such decrease would be in the best interests of the Company, which determination shall be conclusive. The Company may, at its option, make such reductions in the conversion price, in addition to those set forth above, as the Board of Directors deems advisable to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. (Section 7(d)(x))

Conversion Price Adjustment -- Merger, Consolidation or Sale of Assets of the Company.

     If any transaction shall occur (including, without limitation (a) any recapitalization or reclassification of shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination of Common Stock), (b) any consolidation of the Company with, or merger of the Company into, any other person, or any merger of another person into the Company (other than a merger that does not result in a reclassification, conversion, exchange or cancellation of Common Stock), (c) any sale, transfer or lease of all or substantially all of the assets of the Company or (d) any compulsory share exchange) pursuant to which either shares of Common Stock shall be converted into the right to receive other securities, cash or other property, or, in the case of a sale or transfer of all or substantially all of the assets of the Company, the holders of Common Stock shall be entitled to receive other securities, cash or other property, then appropriate provision shall be made so that the holder of each share of Preferred Stock then outstanding shall have the right thereafter to convert such Preferred Stock only into:

     (x) in the case of any such transaction that does not constitute a Common Stock Fundamental Change (as defined) and subject to funds being legally available for such purpose under applicable law at the time of such conversion, the kind and amount of the securities, cash or other property that would have been receivable upon such recapitalization, reclassification, consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Common Stock issuable upon conversion of such Preferred Stock immediately prior to such recapitalization, reclassification, consolidation, merger, sale, transfer or share exchange, after giving effect, in the case of any Non-Stock Fundamental Change (as defined), to any adjustment in the conversion price in accordance with clause (i) of the following paragraph, and

     (y) in the case of any such transaction that constitutes a Common Stock Fundamental Change, common stock of the kind received by holders of Common Stock as a result of such Common Stock Fundamental Change in an amount determined in accordance with clause (ii) of the following paragraph.

The company formed by such consolidation or resulting from such merger or that acquires such assets or that acquires the Company's shares, as the case may be, shall make provisions in its certificate or articles of incorporation or other constituent document to establish such right. Such certificate or articles of incorporation or other constituent document shall provide for adjustments that, for events subsequent to the effective date of such certificate or articles of incorporation or other constituent document, shall be as nearly equivalent as may be practicable to the relevant adjustments provided for in the preceding paragraphs and in this paragraph.

     Notwithstanding any other provisions in the preceding paragraphs to the contrary, if any Fundamental Change (as defined) occurs, then the conversion price in effect will be adjusted immediately after such Fundamental Change as follows:

          (i) in the case of a Non-Stock Fundamental Change, the conversion price of the Preferred Stock immediately following such Non-Stock Fundamental Change shall be the lower of (A) the conversion price in effect immediately prior to such Non-Stock Fundamental Change, but after giving effect to any other prior adjustments effected pursuant to the preceding paragraphs, and (B) the product of (1) the greater of the Applicable Price (as defined) and the then applicable Reference Market Price (as defined) and (2) a fraction, the numerator of which is $50 and the denominator of which is (x) the amount of the redemption price for one share of Preferred Stock if the redemption date were the date of such Non-Stock Fundamental Change (or the date of the period commencing on the first date of original issuance of the Preferred Stock and through February 28, 1999 or the twelve-month periods commencing March 1, 1999 and March 1, 2000, the product of 106.50%, 105.85% and 105.20%, respectively, times $50) plus (y) any then-accrued and unpaid distributions on one share of Preferred Stock; and

          (ii) in the case of a Common Stock Fundamental Change, the conversion price of the Preferred Stock immediately following such Common Stock Fundamental Change shall be the conversion price in effect immediately prior to such Common Stock Fundamental Change, but after giving effect to any other prior adjustments effected pursuant to the preceding paragraphs, multiplied by a fraction, the numerator of which is the Purchaser Stock Price (as defined) and the denominator of which is the Applicable Price; provided, however, that in the event of a Common Stock Fundamental Change in which (A) 100% of the value of the consideration received by a holder of Common Stock is common stock of the successor, acquiror or other third party (and cash, if any, paid with respect to any fractional interests in such common stock resulting from such Common Stock Fundamental Change) and
     (B) all of the Common Stock shall have been exchanged for, converted into or acquired for, common stock of the successor, acquiror or other third party (and any cash with respect to fractional interests), the conversion price of the Preferred Stock immediately following such Common Stock Fundamental Change shall be the conversion price in effect immediately prior to such Common Stock Fundamental Change multiplied by a fraction, the numerator of which is one (1) and the denominator of which is the number of shares of common stock of the successor, acquiror or other third party received by a holder of one share of Company Common Stock as a result of such Common Stock Fundamental Change.

     Depending upon whether a Fundamental Change is a Non-Stock Fundamental Change or a Common Stock Fundamental Change, a holder may receive significantly different consideration upon conversion. In the event of a Non-Stock Fundamental Change, the holder has the right to convert Preferred Stock into the kind and amount of the shares of stock and other securities or property or assets (including cash), except as otherwise provided above, as is determined by the number of shares of Common Stock receivable upon conversion at the conversion price as adjusted in accordance with clause (i) of the preceding paragraph. However, in the event of a Common Stock Fundamental Change in which less than 100% of the value of the consideration received by a holder of Common Stock is common stock of the successor, acquiror or other third party, a holder of Preferred Stock who converts such Preferred Stock following the Common Stock Fundamental Change will receive consideration in the form of such common stock only, whereas a holder who converted such Preferred Stock prior to the Common Stock Fundamental Change would have received consideration in the form of such common stock as well as any other securities or assets (which may include cash) issuable upon conversion of such Preferred Stock immediately prior to such Common Stock Fundamental Change.

     The term "Applicable Price" means (i) in the event of a Non-Stock Fundamental Change in which the holders of Common Stock receive only cash, the amount of cash received by a holder of one share of Common Stock and (ii) in the event of any other Fundamental Change, the average of the daily Closing Price (determined as provided in the Preferred Stock Statement) for one share of Common Stock during the 10 Trading Days (as defined in the Preferred Stock Statement) immediately prior to the record date for the determination of the holders of Common Stock entitled to receive cash, securities, property or other assets in connection with such Fundamental Change or, if there is no such record date, prior to the date upon which the holders of Common Stock shall have the right to receive such cash, securities, property or other assets.

     The term "Common Stock Fundamental Change" means any Fundamental Change in which more than 50% of the value (as determined in good faith by the Board of Directors of the Company) of the consideration received by holders of Common Stock consists of common stock that, for the 10 Trading Days immediately prior to such Fundamental Change, has been admitted for listing or admitted for listing subject to notice of issuance on a national securities exchange or quoted on The Nasdaq National Market, provided, however, that a Fundamental Change shall not be a Common Stock Fundamental Change unless either (i) the Company continues to exist after the occurrence of such Fundamental Change and the outstanding Preferred Stock continues to exist as outstanding Preferred Stock, or (ii) not later than the occurrence of such Fundamental Change, the outstanding Preferred Stock is converted into or exchanged for shares of convertible preferred stock, which convertible preferred stock has voting rights, preferences, limitations or special rights substantially similar (but no less favorable) to those of the Preferred Stock.

     The term "Fundamental Change" means the occurrence of any transaction or event or series of transactions or events pursuant to which all or substantially all of the Common Stock shall be exchanged for, converted into, acquired for or shall constitute solely the right to receive cash, securities, property or other assets (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise); provided, however, in the case of any such series of transactions or events, for purposes of adjustment of the conversion price, such Fundamental Change shall be deemed to have occurred when substantially all of the Common Stock shall have been exchanged for, converted into or acquired for, or shall constitute solely the right to receive, such cash, securities, property or other assets, but the adjustment shall be based upon the consideration that the holders of the Common Stock received in the transaction or event as a result of which more than 50% of the Common Stock shall have been exchanged for, converted into or acquired for, or shall constitute solely the right to receive, such cash, securities, property or other assets.

     The term "Non-Stock Fundamental Change" means any Fundamental Change other than a Common Stock Fundamental Change.

     The term "Purchaser Stock Price" means, with respect to any Common Stock Fundamental Change, the average of the daily Closing Price for one share of the common stock received by holders of the Common Stock in such Common Stock Fundamental Change during the 10 Trading Days immediately prior to the date fixed for the determination of the holders of the Common Stock entitled to receive such common stock or, if there is no such date, prior to the date upon which the holders of the Common Stock shall have the right to receive such common stock.

     The term "Reference Market Price" shall initially mean $15 2/3 (which is an amount equal to 66 2/3% of the reported last sale price for Company's Common Stock on The Nasdaq National Market on February 27, 1998) and, in the event of any adjustment to the conversion price other than as a result of a Fundamental Change, the Reference Market Price shall also be adjusted so that the ratio of the Reference Market Price to the conversion price after giving effect to any such adjustment shall always be the same as the ratio of the initial Reference Market Price to the initial conversion price.

     No adjustment in the conversion price will be required unless such adjustment would require a change of at least 1% in the conversion price then in effect; provided that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the conversion price will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing.

     The 1988 BCL contains certain provisions which could delay or impede the removal of incumbent directors and could make more difficult a merger, tender offer or proxy contest involving the Company, even if such transaction would be beneficial to the interests of the Company's shareholders, or could discourage a third party from attempting to acquire control of the Company.

LIQUIDATION RIGHTS

     In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, before any distribution of assets is made to holders of Common Stock or any other stock of the Company ranking junior to the shares of Preferred Stock upon liquidation, dissolution or winding up, the holders of Preferred Stock shall receive a liquidation preference of $50 per share and shall be entitled to receive all accrued and unpaid dividends through the date of distribution, and the holders of any class or series of preferred stock ranking on a parity with the Preferred Stock as to liquidation, dissolution or winding up shall be entitled to receive the full respective liquidation preferences (including any premium) to which they are entitled and shall receive all accrued and unpaid dividends with respect to their respective shares through and including the date of distribution. If, upon such a voluntary or involuntary liquidation, dissolution or winding up of the Company, the assets of the Company are insufficient to pay in full the amounts described above as payable with respect to the Preferred Stock and any class or series of preferred stock of the Company ranking on a parity with the Preferred Stock as to liquidation, dissolution or winding up, the holders of the Preferred Stock and of such other class or series of preferred stock will share ratably in any such distributions of assets of the Company first in proportion to their respective liquidation preferences until such preferences are paid in full, and then in proportion to their respective amounts of accrued but unpaid dividends. After payment of any such liquidation preference and accrued dividends, the shares of Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company. Neither the sale of all or substantially all of the assets of the Company, nor the merger or consolidation of the Company into or with any other corporation, nor any liquidation, dissolution, winding up or reorganization of the Company immediately followed by reincorporation of another corporation, will be deemed to be a liquidation, dissolution or winding up of the Company.

OPTIONAL REDEMPTION

     The Preferred Stock will not be redeemable prior to March 6, 2001. At any time on or after that date the shares of Preferred Stock may be redeemed at the Company's option, out of funds legally available therefor, on at least 20 but not more than 60 days notice, as a whole or from time to time in part, at the following redemption prices per share, plus in each case, an amount equal to accrued and unpaid dividends, if any, up to but excluding the date fixed for redemption, whether or not earned or declared. (Section 5(a))

     If redeemed during the 12-month period beginning March 1 (beginning March 6, 2001 and ending on February 28, 2002, in the case of the first such period):


                    YEAR              REDEMPTION PRICE
                    ----              ----------------
                    2001                    $52.275
                    2002                     51.950
                    2003                     51.625
                    2004                     51.300
                    2005                     50.975
                    2006                     50.650
                    2007                     50.325

and $50 at March 1, 2008 and thereafter.

     If fewer than all of the shares of Preferred Stock are to be redeemed, the shares to be redeemed shall be selected by lot or pro rata or in some other equitable manner determined by the Company in its sole discretion. On and after the date fixed for redemption, provided that the redemption price (including any accrued and unpaid dividends to but excluding the date fixed for redemption) has been duly paid or provided for, dividends shall cease to accrue on the Preferred Stock called for redemption, such shares shall no longer be deemed to be outstanding and all rights of the holders of such shares as shareholders of the Company shall cease, except the right to receive the monies payable upon such redemption, without interest thereon, upon surrender of the certificates evidencing such shares. (Section 5(c))

EXCHANGE PROVISIONS

     The Preferred Stock is exchangeable in whole, but not in part, at the option of the Company, for Debentures on any dividend payment date beginning on March 1, 1999 at the rate of $50 principal amount of Debentures for each share of Preferred Stock outstanding at the time of exchange; provided that the Debentures will be issuable in denominations of $1,000 and integral multiples thereof. See "Description of Debentures." If the exchange results in an amount of Debentures that is not an integral multiple of $1,000, the amount in excess of the closest integral multiple of $1,000 will be paid in cash by the Company. The Company will mail written notice of its intention to exchange to each holder of record of the Preferred Stock not less than 30 nor more than 60 days prior to the date fixed for exchange.

     Upon the date fixed for exchange of Preferred Stock for Debentures (the "Exchange Date"), the rights of holders of Preferred Stock as shareholders of the Company shall cease and their shares of Preferred Stock no longer will be deemed outstanding and will represent only the right to receive the Debentures and any accrued and unpaid dividends, without interest thereon. (Section 10(c)) If full cumulative dividends on the Preferred Stock have not been paid to the Exchange Date, or funds set aside to provide for payment in full of such dividends, the Company may not exercise its option to exchange the Preferred Stock for the Debentures. (Section 10(f)) The exchange of Preferred Stock for Debentures will be a taxable event and, therefore, may result in tax liability for the holder exchanging such stock without any correlative cash payment to such holder.

VOTING RIGHTS

     The holders of the Preferred Stock have no voting rights except as described below or as required by law. In exercising any such vote, each outstanding share of Preferred Stock will be entitled to one vote, excluding shares held by the Company or any affiliate of the Company, which shares shall have no voting rights. (Section 9(a))

     Whenever dividends on the Preferred Stock or on any outstanding shares of preferred stock ranking on a parity as to dividends with the Preferred Stock have not been paid in an aggregate amount equal to at least six quarterly dividends on such shares (whether or not consecutive), the number of members of the Board of Directors will be increased by two, and the holders of the Preferred Stock, voting separately as a class, with the holders of preferred stock ranking on parity as to dividends with the Preferred Stock on which like voting rights have been conferred and are exercisable, without regard to series, will be entitled to elect such two additional directors at any meeting of shareholders at which directors are to be elected held during the period such dividends remain in arrears. Such voting rights will terminate when all such accrued and unpaid dividends have been declared and paid or set apart for payment. The terms of office of all directors so elected will terminate immediately upon the termination of such voting rights. (Section 9(b))

     In addition, so long as any Preferred Stock is outstanding, the Company may not, without the affirmative vote or consent of the holders of at least a majority (unless a higher percentage shall then be required by applicable law) of all outstanding shares of Preferred Stock, voting separately as a class with the holders of preferred stock ranking on parity as to dividends with the Preferred Stock on which like voting rights have been conferred and are exercisable, without regard to series, (i) amend, alter or repeal any provision of the Company's Restated Articles (including, without limitation, the Preferred Stock Statement) or Bylaws so as to affect adversely the relative rights, preferences, qualifications, limitations or restrictions of the Preferred Stock or (ii) create, authorize or issue, or reclassify any authorized stock of the Company into, or increase the authorized amount of, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase, any shares of any series or class of stock that ranks senior to or on a parity with the Preferred Stock as to dividends or distributions of assets upon liquidation, dissolution or winding up of the stock. In addition, so long as any Preferred Stock is outstanding, the Company may not, without the affirmative vote or consent of the holders of at least a majority (unless a higher percentage shall then be required by applicable law) of all outstanding shares of Preferred Stock, voting separately as a class with the holders of preferred stock ranking on parity as to dividends with the Preferred Stock on which like voting rights have been conferred and are exercisable, without regard to series, enter into a share exchange that affects the Preferred Stock, consolidate with or merge into another entity, or permit another entity to consolidate with or merge into the Company, unless in each such case each share of Preferred Stock remains outstanding and unaffected or is converted into or exchanged for convertible preferred stock of the surviving entity having voting rights, preferences, limitations or special rights thereof substantially similar (but no less favorable) to that of a share of Preferred Stock (except for changes that do not affect the holders of the Preferred Stock adversely). (Section 9(c))

FORM, DENOMINATION AND REGISTRATION

     Global Preferred Stock; Book-Entry Form. Preferred Stock offered hereby is evidenced by a global certificate (the "Global Certificate") which has been deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of Cede & Co. ("Cede") as DTC's nominee. Except as set forth below, the Global Certificate may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

     Holders may hold their interests in the Global Certificate directly through DTC or indirectly through organizations which are participants in DTC (the "Participants"). Transfers between Participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in the Global Certificate to such persons may be limited.

     Holders may beneficially own interests in the Global Certificate held by DTC only through Participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants"). So long as Cede, as the nominee of DTC, is the registered owner of the Global Certificate, Cede for all purposes will be considered the sole holder of the Global Certificate. Except as provided below, owners of beneficial interests in the Global Certificate will not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form, and will not be considered the holders thereof.

     Payment of dividends on and the redemption price of the Global Certificate will be made to Cede, the nominee for DTC, as the registered owner of the Global Certificate by wire transfer of immediately available funds. Neither the Company, the Trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Certificate or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company has been informed by DTC that, with respect to any payment of dividends on or the redemption price of the Global Certificate, DTC's practice is to credit Participants' accounts on the payment date therefor with payments in amounts proportionate to their respective beneficial interests in the Preferred Stock represented by the Global Certificate as shown on the records of DTC, unless DTC has reason to believe that it will not receive payment on such payment date. Payments by Participants to owners of beneficial interests in Preferred Stock represented by the Global Certificate held through such Participants will be the responsibility of such Participants, as is now the case with securities held for the accounts of customers registered in "street name."

     Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a person having a beneficial interest in Preferred Stock represented by the Global Certificate to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

     Neither the Company nor the transfer agent (or any registrar, paying agent or conversion agent under the Preferred Stock Statement) will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations. DTC has advised the Company that it will take any action permitted to be taken by a holder of Preferred Stock (including, without limitation, the presentation of Preferred Stock for exchange as described below) only at the direction of one or more Participants to whose account with DTC interests in the Global Certificate are credited and only in respect of the amount of shares of the Preferred Stock represented by the Global Certificate as to which such Participant or Participants has or have given such direction.

     DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section

17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes to accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations such as the Initial Purchasers. Certain of such Participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Participant, either directly or indirectly.

     If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will cause Preferred Stock to be issued in definitive form in exchange for the Global Certificate.

     Restrictions on Transfer; Legends. The Preferred Stock is subject to certain transfer restrictions and certificates evidencing the Preferred Stock bear a legend to such effect. Such transfer restrictions and restrictive legends will be removed upon the resale of any Preferred Stock pursuant to this Prospectus and the Registration Statement of which it is a part.

TRANSFER AGENT AND REGISTRAR

     BankBoston, N.A. is the transfer agent and registrar for the Preferred
Stock.

                            DESCRIPTION OF DEBENTURES


     If the Company elects to issue Debentures in exchange for the Preferred Stock, the Debentures will be issued under an Indenture, dated as of March 1, 1998 (the "Indenture"), between the Company and State Street Bank and Trust Company, as trustee (together with any successor trustee, the "Trustee"), at a rate of $50 principal amount of Debentures for each share of Preferred Stock so exchanged. The following descriptions of certain provisions of the Indenture and the Debentures are intended as summaries only and are qualified in their entirety by reference to the Indenture and the Debentures, including the definitions therein of certain terms. Copies of the proposed form of Indenture and form of Debenture are available from the Company upon request. Whenever particular sections and defined terms of the Indenture or the Debentures are referred to herein, such sections and defined terms are to be incorporated by reference herein. As used in this Description of Debentures, the "Company" refers to Alkermes, Inc., and does not, unless the context otherwise indicates, include any of its subsidiaries.

     The Debentures will be general, unsecured, subordinated obligations of the Company, limited to an aggregate principal amount equal to the aggregate liquidation value of the Preferred Stock then outstanding (excluding accrued and unpaid dividends payable upon liquidation) and will mature on the tenth year anniversary of the Exchange Date, unless earlier converted by a holder thereof or redeemed at the option of the Company.

     The Debentures will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. (Section 2.3) No service charge will be made for any registration of transfer or exchange of the Debentures, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any such transaction. (Section 2.5)

     Principal of, premium, if any, and interest on the Debentures will be payable, and the transfer of Debentures will be registrable, at the office of the Company maintained by the Company for such purposes in New York, New York, which shall initially be an office or agency of the Trustee in New York, New York. (Section 2.5)

     The Debentures, if issued upon exchange of the Preferred Stock, will be issued in the same form as the Preferred Stock that such Debentures replace. Any Global Certificates will be replaced with one or more Global Debentures in the same manner as set forth under "Description of Preferred Stock -- Form, Denomination and Registration." Under certain limited circumstances, Debentures may be issued in certificated form in exchange for a Global Debenture.

     The Indenture does not contain any restrictions on the payment of dividends or the repurchase of securities of the Company or any financial covenants.

INTEREST

     The Debentures will bear interest at the rate of 6 1/2% per annum from the date of issuance, or from the most recent interest payment date to which interest has been paid or provided for, payable semiannually on March 1 and September 1 of each year to the person in whose name the Debenture (or any predecessor Debenture) is registered at the close of business on the preceding February 15 and August 15, respectively. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. Interest may, at the Company's option, be paid by check mailed to such holders, provided that a holder of Debentures with an aggregate principal amount in excess of $2,000,000 will be paid by wire transfer in immediately available funds at the election of such holder.

CONVERSION RIGHTS

     Each Debenture will be converted at the option of the holder at any time on or prior to maturity, subject to prior redemption, into such number of shares of Common Stock determined by dividing the principal amount of such Debenture by the conversion price. The conversion price shall initially be $50 divided by the conversion rate of 1.6878, subject to adjustment as described below. Except as otherwise set forth herein, the conversion rights of holders of Debentures will be identical to the conversion rights granted to them as holders of the Preferred Stock. See "Description of Preferred Stock -- Conversion Rights." (Section 15.1) If Debentures are converted after a record date for the payment of interest and prior to (but excluding) the next succeeding interest payment date, such Debentures, other than Debentures called for redemption, must be accompanied by funds equal to the interest payable on such succeeding interest payment date on the principal amount so converted. The Company is not required to issue fractional shares of Common Stock upon conversion of Debentures, and, in lieu thereof, will pay a cash adjustment based upon the market price of the Common Stock on the last business day prior to the date of conversion. (Section 15.3) In the case of Debentures called for redemption, conversion rights will expire at the close of business on the business day preceding the date fixed for redemption, unless the Company defaults in payment of the redemption price. (Section 15.1)

     The right of conversion attaching to any Debenture may be exercised by the holder by delivering the Debenture at the specified office of a conversion agent, accompanied by a duly signed and completed notice of conversion, together with any funds that may be required as described in the preceding paragraph. The conversion date shall be the date on which the Debenture, the duly signed and completed notice of conversion and any funds that may be required as described in the preceding paragraph shall have been so delivered. (Section 15.2) A holder delivering a Debenture for conversion will not be required to pay any taxes or duties payable in respect of the issue or delivery of Common Stock on conversion, but will be required to pay any tax or duty which may be payable in respect of any transfer involved in the issue or delivery of the Common Stock in a name other than the holder of the Debenture. Certificates representing shares of Common Stock will not be issued or delivered unless all taxes and duties, if any, payable by the holder have been paid. (Section 15.7)

SUBORDINATION

     The indebtedness evidenced by the Debentures is subordinated to the extent provided in the Indenture to the prior payment in full of all Senior Indebtedness (as defined). (Section 4.1) Upon any distribution of assets of the Company upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of, or premium, if any, and interest on the Debentures is to be subordinated to the extent provided in the Indenture in right of payment to the prior payment in full of all Senior Indebtedness (except that holders of Debentures may receive securities that are subordinated at least to the same extent as the Debentures are subordinated to Senior Indebtedness and any securities issued in exchange for Senior Indebtedness).

     In the event of the acceleration of the maturity of any Debentures as a result of an Event of Default (as defined), the holders of all Senior Indebtedness will first be entitled to receive payment in full in cash of all amounts due or to become due thereon before the holders of the Debentures will be entitled to receive any payment for the principal of or premium, if any, interest on, or other obligations in respect of, the Debentures (except that holders of Debentures may receive securities that are subordinated at least to the same extent as the Debentures are subordinated to Senior Indebtedness and any securities issued in exchange for Senior Indebtedness). The Indenture will further require that the Company will promptly notify holders of Senior Indebtedness if payment of the Debentures is accelerated because of an Event of Default.

     The Company also may not make any payment for the principal of or premium, if any, interest on, or other obligations in respect of, the Debentures (except that holders of Debentures may receive securities that are subordinated at least to the same extent as the Debentures are subordinated to Senior Indebtedness and any securities issued in exchange for Senior Indebtedness) if (i) a default in the payment of the principal of, premium, if any, interest, rent or other obligations in respect of Senior Indebtedness occurs and is continuing beyond any applicable period of grace or (ii) any other default occurs and is continuing with respect to Designated Senior Indebtedness (as defined) that permits holders of the Designated Senior Indebtedness as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or other person permitted to give such notice under the Indenture. Payments on the Indenture may and shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived or ceases to exist and (b) in case of any other default, the earlier of the date on which such other default is cured or waived or ceases to exist or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Senior Indebtedness is accelerated. No new period of payment blockage may be commenced under clause (ii) above unless and until (i) 365 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice and (ii) all scheduled payments of principal, premium, if any, and interest on the Debentures that have come due have been paid in full in cash. No default (other than a payment default) that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice.

     By reason of the subordination provisions described above, in the event of the Company's bankruptcy, dissolution or reorganization, holders of Senior Indebtedness may receive more, ratably, and holders of the Debentures may receive less, ratably, than the other creditors of the Company. Such subordination will not prevent the occurrence of any Event of Default under the Indenture.

     "Senior Indebtedness" means the principal of, premium, if any, and interest on, rent under, and any other amounts payable on or in or in respect of Indebtedness of the Company (including, without limitation, any interest accruing after the filing of a petition by or against the Company under any bankruptcy law, whether or not allowed as a claim after such filing in any proceeding under such bankruptcy law), whether outstanding on the date of the Indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by the Company (including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to the foregoing); provided, however, that Senior Indebtedness does not include (v) Indebtedness evidenced by the Debentures, (w) any liability for federal, state local or other taxes owed or owing by the Company, (x) Indebtedness of the Company to any subsidiary of the Company, (y) any trade payables of the Company incurred in the ordinary course of business, and (z) any indebtedness in which the instrument creating or evidencing the same or the assumption or thereof (or related agreements or documents to which the Company is a party) expressly provides that such Indebtedness shall not be senior in right of payment to, or is pari passu with, or is subordinated or junior to, the Debentures.

     "Indebtedness" means, with respect to any person, all obligations, whether or not contingent, of such person (i) (a) for borrowed money, (b) evidenced by a note, debenture, bond or other written instrument, (c) under a lease required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles or under any lease or related document (including a purchase agreement) that provides that the Company is contractually obligated to purchase or cause a third party to purchase and thereby guarantee a minimum residual value of the lease property to the lessor and the obligations of the Company under such lease or related document to purchase or to cause a third party to purchase such leased property, (d) in respect of letters of credit, bank guarantees or bankers' acceptances (including reimbursement obligations with respect to any of the foregoing), (e) with respect to Indebtedness secured by a mortgage, pledge, lien, encumbrance, charge or adverse claim affecting title in an encumbrance to which the property or assets of such person are subject, whether or not the obligation secured thereby shall have been assumed by or shall otherwise be such person's legal liability, (f) in respect of the balance of deferred and unpaid purchase price of any property or assets, (g) under interest rate or currency swap agreements, cap, floor and collar agreements, spot and forward contracts and similar agreements and arrangements;
(ii) with respect to any obligation of others of the type described in the preceding clause (i) or under clause (iii) below assumed by or guaranteed in any manner by such person or in effect guaranteed by such person through an agreement to purchase (including, without limitation, "take or pay" and similar arrangements), contingent or otherwise (and the obligations of such person under any such assumptions, guarantees or other such arrangements); and (iii) any and all Indebtedness constituting deferrals, renewals, extensions, refinancings and refundings of, or amendments, modifications or supplements to, any of the foregoing.

     "Designated Senior Indebtedness" means any particular Senior Indebtedness in which the instrument creating or evidencing the same or the assumption or guarantee thereof (or related agreements or documents to which the Company is a party) expressly provides that such Senior Indebtedness shall be "Designated Senior Indebtedness" for purposes of the Indenture (provided that such instrument, agreement or other document may place limitations and conditions on the right of such Senior Indebtedness to exercise the rights of Designated Senior Indebtedness).

     In the event that, notwithstanding for foregoing, the Trustee or any holder of Debentures receives any payment or distribution of assets of the Company of any kind in contravention of any of the terms of the Indenture, whether in cash, property or securities, including, without limitation, by way of set-off or otherwise, in respect of the Debentures before all Senior Indebtedness is paid in full, then such payment or distribution will be held by the recipient in trust for the benefit of the holders of Senior Indebtedness of the Company, and will be immediately paid over or delivered to the holders of Senior Indebtedness of the Company or their representative or representatives to the extent necessary to make payment in full of all Senior Indebtedness of the Company remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to or for the holders of Senior Indebtedness of the Company. (Section 4.2)

     As of December 31, 1997, the Company had approximately $15.6 million of indebtedness outstanding that would have constituted Senior Indebtedness. The Indenture will not limit the amount of additional indebtedness, including Senior Indebtedness, which the Company can create, incur, assume or guarantee, nor will the Indenture limit the amount of indebtedness which any subsidiary of the Company can create, incur, assume or guarantee.

OPTIONAL REDEMPTION

     The Debentures are not redeemable at the option of the Company prior to March 6, 2001. At any time on or after that date, the Debentures may be redeemed at the Company's option on at least 20 but not more than 60 days notice, as a whole or from time to time in part, at the following prices (expressed in percentages of the principal amount), together with accrued interest to, but excluding, the date fixed for redemption; provided that if a redemption date is an interest payment date, the semi-annual payment of interest becoming due on such date shall be payable to the holders of record as of the relevant record date.

     If redeemed during the 12-month period beginning March 1 (beginning March 6, 2001 and ending on February 28, 2002, in the case of the first such period).

                    Year     Redemption Price
                    ----     ----------------
                    2001          104.55%
                    2002          103.90
                    2003          103.25
                    2004          102.60
                    2005          101.95
                    2006          101.30
                    2007          100.65

and 100% at March 1, 2008 and thereafter.

     If fewer than all the Debentures are to be redeemed, the Trustee will select the Debentures to be redeemed in principal amounts of $1,000 or multiples thereof by lot or, in its discretion, on a pro rata basis. If any Debenture is to be redeemed in part only, a new Debenture or Debentures in principal amount equal to the unredeemed principal portion thereof will be issued. If a portion of a holder's Debentures is selected for partial redemption and such holder converts a portion of such Debentures, such converted portion shall be deemed to be taken from the portion selected for redemption.

     No sinking fund is provided for the Debentures.

EVENTS OF DEFAULT AND REMEDIES

     An Event of Default is defined in the Indenture as being: (i) a default in payment of the principal of, or premium, if any, on the Debentures (whether or not such payment is prohibited by the subordination provisions of the Indenture); (ii) default for 30 days in payment of any installment of interest on the Debentures (whether or not such payment is prohibited by the subordination provisions of the Indenture);
(iii) default by the Company for 45 days after notice given in accordance with the Indenture in the observance or performance of any other covenants in the Indenture; (iv) failure of the Company to make any payment at maturity, including any applicable grace period, in respect of Indebtedness in an amount of in excess of $5,000,000 and continuance of such failure for 30 days after notice given in accordance with the Indenture; (v) default by the Company with respect to any Indebtedness, which default results in the acceleration of Indebtedness in an aggregate amount of in excess of $5,000,000 without such Indebtedness having been discharged or such acceleration having been rescinded or annulled for 30 days after notice given in accordance with the Indenture; or
(vi) certain events involving bankruptcy, insolvency or reorganization of the Company. (Section 7.1)

     The Indenture provides that the Trustee shall, within 90 days after the occurrence of a default, give to the registered holders of the Debentures notice of all uncured defaults known to it, but the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the best interest to such registered holders, except in the case of a default in the payment of the principal of, or premium, if any, or interest on, any of the Debentures when due or in the payment of any redemption obligation. (Section 7.8)

     The Indenture provides that if an Event of Default shall have occurred and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the Debentures then outstanding may declare the principal of and premium, if any, on the Debentures to be due and payable immediately, but if the Company shall cure all defaults (except the nonpayment of interest on, premium, if any, and principal of any Debentures which shall have become due by acceleration) and certain other conditions are met, such declaration may be canceled and past defaults may be waived by the holders of a majority in principal amount of Debentures then outstanding. If an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization were to occur, all unpaid principal of and accrued interest on the outstanding Debentures will become due and payable immediately without any declaration or other act on the part of the Trustee or any holders of Debentures, subject to certain limitations. (Section 7.1)

     The Indenture provides that the holders of a majority in principal amount of the outstanding Debentures may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, subject to certain limitations specified in the Indenture. (Section 7.7) Before proceeding to exercise any right or power under the Indenture at the direction of such holders, the Trustee shall be entitled to receive from such holders reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in complying with any such direction. The right of a holder to institute a proceeding with respect to the Indenture is subject to certain conditions precedent, including the written notice by such holder of an Event of Default and an offer to indemnify to the Trustee, along with the written request by the holders of not less than 25% in aggregate principal amount of the outstanding Debentures, that such a proceeding be instituted, but the holder has an absolute right to institute suit for the enforcement of payment of the principal of, and premium, if any, and interest on, such holder's Debentures when due and to convert such Debentures. (Section 7.4)

     The holders of not less than a majority in aggregate principal amount of the outstanding Debentures may on behalf of the holders of all Debentures waive any past defaults, except (i) a default in payment of the principal of, or premium, if any, or interest on, any Debenture when due, (ii) a failure by the Company to convert any Debentures into Common Stock or (iii) in respect of certain provisions of the Indenture which cannot be modified or amended without the consent of the holder of each outstanding Debenture affected thereby.

     The Company will be required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance.

LIMITATION ON MERGER, SALE OR CONSOLIDATION

     The Indenture provides that the Company may not consolidate with or merge with or into another person or sell, lease, convey or transfer all or substantially all of its assets (computed on a consolidated basis), whether in a single transaction or a series of related transactions, to another person or group of affiliated persons, unless (i) either (a) the Company is the surviving entity or (b) the resulting, surviving or transferee entity is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by written agreement all of the obligations of the Company in connection with the Debentures and the Indenture;
(ii) no default or Event of Default shall exist or shall occur immediately after giving effect on a pro forma basis to such transaction; and (iii) certain other conditions are satisfied.

MODIFICATIONS OF THE INDENTURE

     The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in principal amount of the Debentures at the time outstanding, to modify the Indenture or any supplemental indenture or the rights of the holders of the Debenture, except that no such modification shall (i) extend the fixed maturity of any Debenture, reduce the rate or extend the time for payment of interest thereon, reduce the principal amount thereof or premium, if any, thereon, reduce any amount payable upon redemption thereof, impair or adversely affect the right of a holder to institute suit for the payment thereof, change the currency in which the Debentures are payable, or impair or change in any respect adverse to the holder of the Debentures the right to convert the Debentures into Common Stock subject to the terms set forth in the Indenture or modify the provisions of the Indenture with respect to the subordination of the Debentures in a manner adverse to the holders of the Debentures, without the consent of the holder of each Debenture so affected, or (ii) reduce the aforesaid percentage of Debentures, without the consent of the holders of all of the Debentures then outstanding.

GOVERNING LAW

     The Indenture will be governed by, and construed in accordance with, the laws of the State of New York. (Section 16.4)

CONCERNING THE TRUSTEE

     State Street Bank and Trust Company, the Trustee under the Indenture, has been appointed by the Company as the initial paying agent, conversion agent, registrar and custodian with regard to the Debentures. An affiliate of the Trustee is the transfer agent for the Company's Common Stock. The Company may maintain deposit accounts and conduct other banking transactions with the Trustee or its affiliates in the ordinary course of business, and the Trustee and its affiliates may from time to time in the future provide banking and other services to the Company in the ordinary course of their business.

     During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree and care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. (Section 8.1) The Indenture contains limitations of the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim or otherwise. (Section 8.13)

                              SELLING SHAREHOLDERS

     The Preferred Stock was originally issued by the Company in transactions exempt from the registration requirements of the Securities Act to persons believed by the Initial Purchasers to be QIBs, institutional accredited investors or sophisticated investors. The Selling Shareholders (which term includes their transferees, pledgees, donees and their successors) may from time to time offer and sell pursuant to this Prospectus any or all of the Preferred Stock, the Debentures, if issued in exchange for the Preferred Stock, and the shares of Common Stock initially issued or issuable upon conversion of the Preferred Stock or the Debentures, if issued, (the "Conversion Shares").

     The following table sets forth information, with respect to the Selling Shareholders and the respective amount of shares of Preferred Stock beneficially owned by each such Selling Shareholder and that may be sold, the principal amount of Debentures which would be beneficially owned by each Selling Shareholder if the Debentures were exchanged for the Preferred Stock, and the number of Conversion Shares that may be sold, by the Selling Shareholders pursuant to this Prospectus. Except as set forth below, none of the Selling Shareholders has, or within the past three years has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates. Because the Selling Shareholders may offer all or a portion of the Preferred Stock, the Debentures, if issued, and the Conversion Shares pursuant to this Prospectus, no estimate can be given as to the amount of shares of Preferred Stock, the Debentures, if issued or the Conversion Shares that will be held by the Selling Shareholders upon termination of any such sale. The following table is based upon information furnished to the Company by DTC and the Selling Shareholders.


                                           NUMBER OF                                   PRINCIPAL
                                           SHARES OF                                   AMOUNT OF
                                           PREFERRED STOCK                             DEBENTURES         NUMBER OF
                                           BENEFICIALLY                                BENEFICIALLY       CONVERSION
                                           OWNED AND            PERCENT OF             OWNED AND          SHARES
                                           THAT MAY             OUTSTANDING            THAT MAY           THAT MAY
NAME (1)                                   BE SOLD              PREFERRED STOCK        BE SOLD            BE SOLD(2)
--------                                   ----------------     ---------------        -------------      ----------

AFTRA Health Fund(3)                          20,000                *                  $1,000,000              33,756

Alexandra Global Investment
 Fund 1, Ltd.                                 18,000                *                     900,000              30,380

Alliance Fund                                100,000               4.35%                5,000,000             168,780

Alltel Corporation Master Trust(4)            15,000                *                     750,000              25,317

Ardsley Offshore Fund, Ltd. (4)               75,000               3.26                 3,750,000             126,585

Ardsley Partners Fund I, L.P. (4)             30,000               1.30                 1,500,000              50,634

Ardsley Partners Fund II, L.P. (4)            50,000               2.17                 2,500,000              84,390

Ardsley Partners Institutional Fund,
 L.P. (4)                                     30,000               1.30                 1,500,000              50,634

Augusta Partners, L.P. (4)                    35,000               1.52                 1,750,000              59,073

BT Holdings                                   30,000               1.30                 1,500,000              50,634

Carberry Investments, Inc. (4)                20,000                *                   1,000,000              33,756

Dana Corporation Pension Plans
 Trust                                        20,000                *                   1,000,000              33,756

Declaration of Trust for the
 Defined Benefit Plans of ICI
 American Holdings Inc. (5)                   14,900                *                     745,000              25,148

Declaration of Trust for the
 Defined Benefit Plans of ZENECA
 Holdings, Inc. (5)                           10,000                *                     500,000              16,878

Delaware State Employees'
 Retirement Fund (5)                          60,000               2.61                 3,000,000             101,268

Deutsche Bank A.G.                           155,000               6.74                 7,750,000             261,609

Equitable Life Assurance Separate
 Account-Equities                             80,000               3.48                 4,000,000             135,024

Fidelity Financial Trust:  Fidelity
 Convertible Securities Fund                 140,000               6.09                 7,000,000             236,292

Forest Alternative Strategies
 Fund II LP A5M                                4,000                *                     200,000               6,751

Forest Alternative Strategies
 Fund II LP Series B-3                         5,964                *                     298,200              10,066

Forest Alternative Strategies II LP
 A5I                                           8,000                *                     400,000              13,502

Forest Alternative Strategies II LP
 Series A-5                                   70,250               3.05                 3,512,500             118,567

Forest Global Convertible Fund
 Series A-1                                    1,400                *                      70,000               2,362

Forest Global Convertible Fund
 Series A-5                                   70,250               3.05                 3,512,500             118,567

Forest Global Convertible Fund
 Series B-1                                    4,300                *                     215,000               7,257

Forest Global Convertible Fund
 Series B-2                                    3,400                *                     170,000               5,738

Forest Global Convertible Fund
 Series B-3                                    3,900                *                     195,000               6,582

Forest Global Convertible Fund                 4,800                *                     240,000               8,101
 Series B-5

Forest Greyhound                               4,100                *                     205,000               6,919

Forest Performance Fund                        3,436                *                     171,800               5,799

Fox Family Foundation 10/10/87
 c/o Forest Management Corp.                   1,900                *                      95,000               3,206

Fox Family Portfolio Partnership
 c/o Forest Management Corp.                   8,300                *                     415,000              14,008

GAM Equity (No. 1) LDC (4)                    15,000                *                     750,000              25,317

General Motors Employees
 Domestic Group Trust (5)                    242,100              10.53                12,105,000             408,616

Haussmann Overseas, N.V. (4)                  50,000               2.17                 2,500,000              84,390

Hillside Capital Incorporated
 Corporate Account (5)                         2,500                *                     125,000               4,219

The J.W. McConnell Family
 Foundation (5)                                7,500                *                     375,000              12,658

LLT Limited (6)                                6,000                *                     300,000              10,126

MainStay Convertible Fund (3)                110,000               4.78                 5,500,000             185,658

Millennium Trading Co., L.P.                  39,500               1.72                 1,975,000              66,668

New York Life Separate
 Account #7 (3)                               20,000                *                   1,000,000              33,756

The Northwestern Mutual Life
 Insurance Company                            40,000(7)            1.74                 2,000,000              67,512

Pacific Life Insurance Co.                    20,000                *                   1,000,000              33,756

Philip Morris Inc. Pension Trust
 (4)                                          55,000               2.39                 2,750,000              92,829

South Ferry No. 2, L.P. (4)                    5,000                *                     250,000               8,439

Summer Hill Global Partners L.P.
 (5)                                           1,000                *                      50,000               1,687

Swiss Bank Corporation-London
 Branch (8)                                  140,000               6.09                 7,000,000             236,292

Thermo Electron Balanced
Investment Fund (5)                           12,000                *                     600,000              20,253

Virginia Retirement System (4)                80,000               3.48                 4,000,000             135,024

All Other Holders                            357,500              15.54                17,875,000             603,388
                                           ---------                                 ------------           ---------
         Total                             2,300,000                                 $115,000,000           3,881,927(9)
                                           =========                                 ============           =========

--------------
*    Less than 1%.


(1) The information set forth herein is as of April 23, 1998 and will be updated as required.


(2) Assumes conversion of the full amount of Preferred Stock held by such holder at the initial conversion rate of 1.6878 shares of Common Stock for each share of Preferred Stock.


(3) Mackay-Shields Financial Corp., a registered investment advisor, shares voting and investment power over these shares with Selling Shareholder.

(4) Ardsley Advisory Partners, a registered investment advisor, has sole voting and sole investment power over these shares.

(5) Peck Management Partners, Ltd., a registered investment advisor, has sole voting power and sole investment power over these shares.

(6) Forest Investment Management L.P. shares voting power and investment power over these shares with Selling Shareholder.

(7) Includes 5,000 shares held in the Northwestern Mutual Life Insurance Company Group Annuity Separate Account. The Northwestern Mutual Life Insurance Company has shared voting and shared investment power with respect to these 5,000 shares.

(8) SBC Warburg Dillon Read Inc., a registered investment advisor, has sole voting power and sole investment power over these shares.


(9) No fractional shares of Common Stock will be issued upon conversion of the Preferred Stock or the Debentures. The total number of Conversion Shares in this column does not equal the total number of shares of Common Stock being registered (3,881,940) due to fractional shares.


     Information concerning the Selling Shareholders may change from time to time and will be set forth in supplements to this Prospectus. In addition, the per share conversion rate and price, and therefore the number of shares of Conversion Shares, are subject to adjustment under certain circumstances. Accordingly, the number of shares of Conversion Shares offered hereby may increase or decrease. As of the date of this Prospectus, the aggregate amount of shares of Preferred Stock is 2,300,000, the aggregate principal amount of Debentures, if issued, is $115,000,000 and the number of shares of Conversion Shares is approximately 3,881,940 shares.

     It is not possible to predict the number of shares of Preferred Stock, the amount of Debentures, if issued, or the number of shares of Conversion Shares that will be sold hereby. Consequently, it is not possible to predict the number of shares of Preferred Stock, the amount of Debentures, if issued, or the number of shares of Conversion Shares that will be owned by the Selling Shareholders following completion of this offering.

                              PLAN OF DISTRIBUTION

     The Company will not receive any of the proceeds of the sale of the Securities offered hereby. The Securities may be sold from time to time to purchasers directly by the Selling Shareholders. Alternatively, the Selling Shareholders may from time to time offer the Securities through underwriters, brokers, dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Securities for whom they may act as agent. The Selling Shareholders and any such underwriters, brokers, dealers or agents who participate in the distribution of the Securities may be deemed to be "underwriters", and any profits on the sale of the Securities by them and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. To the extent the Selling Shareholders may be deemed to be underwriters, the Selling Shareholders may be subject to certain statutory liabilities of the Securities Act, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

     The Securities offered hereby may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The Securities may be sold by one or more of the following methods without limitation: (i) to underwriters who will acquire Securities for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale (any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time); (ii) a block trade in which the broker or dealer so engaged will attempt to sell the Securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (iii) purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this Prospectus; (iv) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (v) an exchange distribution in accordance with the rules of such exchange; (vi) face-to-face transactions between sellers and purchasers without a broker or dealer; (vii) through the writing of options; and
(viii) other legally available means. At any time a particular offering of Securities is made, a revised Prospectus or Prospectus Supplement, if required, will be distributed including the name or names of any underwriters, brokers, dealers or agents, any discounts, commissions and other items constituting compensation from the Selling Shareholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such revised Prospectus or Prospectus Supplement and, if necessary, a post-effective amendment to the registration statement of which this Prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the Securities. In addition, the Securities may be sold in private transactions to QIBs in compliance with Rule 144A or under Rule 144 rather than pursuant to this Prospectus.

     There is no assurance that any Selling Shareholder will sell any or all of the Securities offered by it hereunder or that any such Selling Shareholder will not transfer, devise or gift such Securities by other means not described herein.

     Underwriters participating in any offering made pursuant to this Prospectus (as amended or supplemented from time to time) may receive underwriting discounts and commissions, and discounts or concessions may be allowed or reallowed or paid to dealers, and brokers or agents participating in such transaction may receive brokerage or agent's commissions or fees.

     The Selling Shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the Securities by the Selling Shareholders and any other such person. Furthermore, Regulation M may prohibit persons engaged in the distribution of the Securities from simultaneously engaging in market making activities with respect to the particular Securities for a period of up to five business days (or such other applicable period as Regulation M may provide) prior to the commencement of such distribution. All of the foregoing may affect the marketability of the Securities and the ability of any person or entity to engage in market-making activities with respect to the Securities.

     In order to comply with the securities laws of certain states, if applicable, the Securities will be sold in such jurisdictions, if required, only through registered or licensed brokers or dealers.

     Pursuant to the Registration Rights Agreement entered into in connection with the offer and sale of the Preferred Stock by the Company, each of the Company and the Selling Shareholders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

     The Company has agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the Securities to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.


                                  LEGAL MATTERS

     The validity of the Securities offered hereby will be passed upon for the Company by Ballard Spahr Andrews & Ingersoll, LLP, Philadelphia, Pennsylvania. Morris Cheston, Jr., Secretary of Alkermes and of Alkermes Controlled Therapeutics, Inc., Alkermes Controlled Therapeutics Inc. II, and ADC II, all of which are wholly owned subsidiaries of Alkermes, and Martha J. Hays, Secretary of Alkermes Investments, Inc., a wholly owned subsidiary of Alkermes, are partners in the law firm of Ballard Spahr Andrews & Ingersoll, LLP.

                                     EXPERTS

     The consolidated financial statements incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended March 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     No dealer, sales representative, or any other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Selling Shareholder. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any securities other than the securities to which it relates or an offer to, or a solicitation of, any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company or that information contained herein is correct as of any time subsequent to the date hereof.


                                   -----------

                                TABLE OF CONTENTS

AVAILABLE INFORMATION....................................................  3
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..........................  3
SUMMARY  ................................................................  4
THE OFFERING.............................................................  5
IMPORTANT FACTORS REGARDING FORWARD-LOOKING STATEMENTS...................  7
RISK FACTORS.............................................................  8
USE OF PROCEEDS.......................................................... 19
RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS......... 19
DIVIDEND POLICY.......................................................... 19
DESCRIPTION OF PREFERRED STOCK........................................... 20
DESCRIPTION OF DEBENTURES................................................ 30
SELLING SHAREHOLDERS..................................................... 36
PLAN OF DISTRIBUTION..................................................... 38
LEGAL MATTERS............................................................ 39
EXPERTS  ................................................................ 39

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The following table sets forth the amounts of expenses attributed to the issuance of the Securities offered pursuant to this Registration Statement which shall be borne by the Company. All of the expenses listed below, except the Securities and Exchange Commission Registration Fee, represent estimates only.

                                                                      Estimated
                                                                      ---------
      Securities and Exchange Commission Registration Fee.........  $ 33,925.00
      Nasdaq Listing Fee..........................................    32,500.00
      Printing and Engraving Expenses.............................   110,000.00
      Accounting Fees and Expenses................................    75,000.00
      Legal Fees and Expenses.....................................   120,000.00
      Transfer Agent Fees and Expenses............................    10,000.00
      Miscellaneous Fees and Expenses.............................    18,575.00
                                                                    -----------

               Total..............................................  $400,000.00


Item 15. Indemnification of Directors and Officers.

     The Pennsylvania Business Corporation law of 1988 authorizes the Company to grant indemnities to directors and officers in terms sufficiently broad to permit indemnification of such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. In addition, the Company has also obtained Directors' and Officers' Liability Insurance in the amount of $5,000,000 which insures its officers and directors against certain liabilities such persons may incur in their capacities as officers or directors of the Company.

     Article 5 of the Company's Amended and Restated By-Laws provides as follows:

            INDEMNIFICATION OF DIRECTORS, OFFICERS AND OTHER PERSONS

     5.1 INDEMNIFICATION OF DIRECTORS, OFFICERS AND OTHER PERSONS. The Corporation shall indemnify any director, officer, employee or agent of the Corporation or any of its subsidiaries who was or is an "authorized representative" of the Corporation (which shall mean, for the purpose of this Article, a director or officer of the Corporation, or a person serving at the request of the Corporation as a director, officer, partner, fiduciary or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise) and who was or is a "party" (which shall include for purposes of this Article the giving of testimony or similar involvement) or is threatened to be made a party to any "proceeding" (which shall mean for purposes of this Article any threatened, pending or completed action, suit, appeal or other proceeding of any nature, whether civil, criminal, administrative or investigative, whether formal or informal, and whether brought by or in the right of the Corporation, its shareholders or otherwise) by reason of the fact that such person was or is an authorized representative of the Corporation to the fullest extent permitted by law, including without limitation indemnification against expenses (which shall include for purposes of this Article attorneys' fees and disbursements), damages, punitive damages, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding unless the act or failure to act giving rise to the claim is finally determined by a court to have constituted willful misconduct or recklessness. If an authorized representative is not entitled to indemnification in respect of a portion of any liabilities to which such person may be subject, the

Corporation shall nonetheless indemnify such person to the maximum extent for the remaining portion of the liabilities.

     5.2 ADVANCEMENT OF EXPENSES. The Corporation shall pay the expenses (including attorneys' fees and disbursements) actually and reasonably incurred in defending a proceeding on behalf of any person entitled to indemnification under Section 5.1 in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article and may pay such expenses in advance on behalf of any employee or agent on receipt of a similar undertaking. The financial ability of such authorized representative to make such repayment shall not be prerequisite to the making of an advance.

     5.3 EMPLOYEE BENEFIT PLANS. For purposes of this Article, the Corporation shall be deemed to have requested an officer, director, employee or agent to serve s fiduciary with respect to an employee benefit plan where the performance by such person of duties to the Corporation also imposes duties on, or otherwise involves services by, such person as a fiduciary with respect to the plan; excise taxes assessed on an authorized representative with respect to any transaction with an employee benefit plan shall be deemed "fines"; and action taken or omitted by such person with respect to an employee benefit plan in the performance of duties for a purpose reasonably believed to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the Corporation.

     5.4 SECURITY FOR INDEMNIFICATION OBLIGATIONS. To further effect, satisfy or secure the indemnification obligations provided herein or otherwise, the Corporation may maintain insurance, obtain a letter of credit, act as self-insurer, create a reserve, trust, escrow, cash collateral or other fund or account, enter into indemnification agreements, pledge or grant a security interest in any assets or properties of the Corporation, or use any other mechanism or arrangement whatsoever in such amounts, at such costs, and upon such other terms and conditions as the Board of Directors shall deem appropriate.

     5.5 RELIANCE UPON PROVISIONS. Each person who shall act as an authorized representative of the Corporation shall b deemed to be doing so in reliance upon the rights of indemnification provided by this Article.

     5.6 AMENDMENT OR REPEAL. All rights of indemnification under this Article shall be deemed a contract between the Corporation and the person entitled to indemnification under this Article pursuant to which the Corporation and each such person intend to be legally bound. Any repeal, amendment or modification hereof shall be prospective only and shall no limit, but may expand, any rights or obligations in respect of any proceeding whether commenced prior to or after such change to the extent such proceeding pertains to actions or failures to act occurring prior to such change.

     5.7 SCOPE OF ARTICLE. The indemnification, as authorized by this Article, shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any statu e, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in any other capacity while holding such office. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article shall continue as to a person who has ceased to be an officer, director, employee or agent in respect of matters arising prior to such time, and shall inure to the benefit of the heirs, executors and administrators of such person.

Item 16. Exhibits and Financial Statement Schedules.


Exhibit
Number    Description
------    -----------



4.1 Specimen of Preferred Stock Certificate of Alkermes, Inc. (Incorporated by reference to Exhibit 4.1 to the Registrant's Registration Statement on Form S-3 (File No. 333-50157) which this Amendment No. 1 hereby amends).


4.2 Specimen of Common Stock Certificate of Alkermes, Inc. (Incorporated by reference to Exhibit 4 to the Registrant's Registration Statement on Form S-1 as amended (File No. 33-40250)).

4.3 Second Amended and Restated Articles of Incorporation of Alkermes, Inc. effective July 23, 1991. (Incorporated by reference to Exhibit 4.1(a) to the Registrant's Report on Form 10-Q for the quarter ended June 30, 1991).

4.4 Amendment to Second Amended and Restated Articles of Incorporation, as filed with the Pennsylvania Secretary of State on November 1, 1991. (Incorporated by reference to Exhibit 4.1(c) to the Registrant's Report on Form 10-Q for the quarter ended September 30, 1991).

4.5 Amendment to the Second Amended and Restated Articles of Incorporation, as amended, as filed with the Pennsylvania Secretary of State on February 12, 1993. (Incorporated by reference to Exhibit 4.1(d) to the Registrant's Report on Form 10-Q for the quarter ended December 31, 1992).


4.6 Amendment to Second Amended and Restated Articles of Incorporation, as filed with the Pennsylvania Secretary of State on February 26, 1998. (Incorporated by reference to Exhibit 4.6 to the Registrant's Registration Statement on Form S-3 (File No. 333-50157) which this Amendment No. 1 hereby amends).

4.7 Indenture, dated as of March 1, 1998, between Alkermes, Inc. and State Street Bank and Trust Company, as Trustee. (Incorporated by reference to Exhibit 4.7 to the Registrant's Registration Statement on Form S-3 (File No. 333-50157) which this Amendment No. 1 hereby amends).

5 Opinion of Ballard Spahr Andrews & Ingersoll, LLP. (Incorporated by reference to Exhibit 5 to the Registrant's Registration Statement on Form S-3 (File No. 333-50157) which this Amendment No. 1 hereby amends).

12 Statement Re Computation of Earnings to Fixed Charges and Preferred Stock Dividends. (Incorporated by reference to Exhibit 12 to the Registrant's Registration Statement on Form S-3 (File No. 333-50157) which this Amendment No. 1 hereby amends).


23.1      Consent of Deloitte & Touche LLP.

23.2      Consent of Ballard Spahr Andrews & Ingersoll, LLP (contained in
          Exhibit 5).

24        Power of Attorney (included on signature page).


25 Form T-1, Statement of Eligibility and Qualification of State Street Bank and Trust Company (Incorporated by reference to Exhibit 25 to the Registrant's Registration Statement on Form S-3 (File No. 333-50157) which this Amendment No. 1 hereby amends).


Item 17. Undertakings.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which any offers or sales are being made, a post-effective amendment to the registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on April 27, 1998.



                                          ALKERMES, INC.

                                              /s/ Richard F. Pops
                                          By: __________________________________
                                              Richard F. Pops
                                              Chief Executive Officer



     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.



             Signature                                     Title                                     Date
             ---------                                     -----                                     ----

               *
____________________________________            Director and Chairman of the Board
         Michael A. Wall

      /s/ Richard F. Pops
____________________________________            Director and Chief Executive                      April 27, 1998
         Richard F. Pops                        Officer (Principal Executive Officer)

      /s/ Robert A. Breyer
____________________________________            Director, President and Chief                     April 27, 1998
         Robert A. Breyer                       Operating Officer

      /s/ Michael J. Landine
____________________________________            Senior Vice President, Chief                      April 27, 1998
         Michael J. Landine                     Financial Officer and Treasurer
                                                (Principal Financial Officer and
                                                Principal Accounting Officer)
               *
____________________________________            Director
         Robert S. Langer

               *
____________________________________            Director
         Alexander Rich



              *
____________________________________            Director
         Paul Schimmel

              *
____________________________________            Director
         Floyd Bloom

              *
____________________________________            Director
         John K. Clarke





*By: /s/ Michael J. Landine                                       April 27, 1998
     ____________________________________
     Michael J. Landine
     Pursuant to a power of attorney
     previously filed

                                  EXHIBIT INDEX


Exhibit No.    Exhibit
-----------    -------
   23.1        Consent of Deloitte & Touche LLP